As filed with the Securities and Exchange Commission on April 24, 2007
Registration No. 333-141742

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
To
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mariner Energy, Inc.
(Exact name of each registrant as specified in its charter)

Delaware	86-0460233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Briar Lake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
(713) 954-5500
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Teresa Bushman
Senior Vice President and General Counsel
Mariner Energy, Inc.
One Briar Lake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
(713) 954-5505
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kelly B. Rose
Baker Botts L.L.P.
910 Louisiana
Houston, Texas 77002-4995
(713) 229-1234

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☑

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
			Offering Price	Proposed Aggregate	Amount of
Title of Each Class of Securities to be Registered	Amount to be Registered		per Unit	Maximum Offering Price	Registration Fee
Debt Securities(1)(2)		(1)	(2)	(2)	(2)
Common Stock, par value $0.0001 per share(1)(3)	35,615,400		(3)	(3)	(3)
Guarantees of Debt Securities by certain subsidiaries of Mariner Energy, Inc.(4)		(1)	(4)	(4)	(4)

(1)	There is being registered hereunder such indeterminate number or amount of debt securities of Mariner Energy as may from time to time be issued at indeterminate prices. There is also being registered hereby such indeterminate number of shares of common stock of Mariner Energy as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the registrant hereby defers payment of the registration fee required with respect to the debt securities registered under this Registration Statement. Accordingly, no filing fee with respect to such debt securities is paid herewith.

(3)	In respect of the shares of Mariner Energy common stock registered hereby, a filing fee of $59,847.85 has already been paid pursuant to the Registration Statements on Form S-1 (Registration Nos. 333-124858 and 333-134506) initially filed with the Securities and Exchange Commission on May 12, 2005 and May 26, 2006, respectively. After the transfer of fees contemplated hereby, no securities remain registered under such prior registration statements.

(4)	No separate consideration will be received for such guarantees. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to such guarantees.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

State or Other
	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Exact Name of Registrant Guarantor(1)	Organization	Number

Mariner Energy Resources, Inc.	Delaware	20-3541629
Mariner LP LLC	Delaware	20-4414029
Mariner Energy Texas LP	Delaware	20-2341980

(1)	The address and telephone number for each guarantor is One Briar Lake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042, and the telephone number at that address is (713) 954-5500.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement (File No. 333-141742) is being filed for the purpose of (i) adding an additional class of securities of Mariner Energy, Inc. to the Registration Statement pursuant to Rule 413(b) under the Securities Act, (ii) adding Mariner Energy Resources, Inc., Mariner LP LLC and Mariner Energy Texas LP as registrant guarantors under the Registration Statement and (iii) filing additional exhibits to the Registration Statement. This Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission.

This registration statement contains two forms of prospectuses to be used in connection with the following offerings:

(1) Offerings by us of our senior notes due 2017; and

(2) An offering by certain selling stockholders of shares of our common stock.

This preliminary prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 24, 2007
Prospectus

$200,000,000
  % Senior Notes due 2017

Interest payable on           and

The notes will mature on          , 2017. Interest will accrue from          , 2007, and the first interest payment date will be          , 2007.

We may redeem all or part of the notes at any time on or after          , 2012. We may also redeem up to 35% of the notes using the proceeds of certain equity offerings. The redemption prices are described on page 22. If we undergo a change of control, we must offer to purchase the notes.

The notes will be our senior unsecured obligations and will rank equally to all our existing and future senior debt and senior to any future subordinated debt. The notes will be guaranteed by certain of our subsidiaries. The notes and guarantees will be effectively subordinated to any existing or future secured debt, including our bank credit facility, to the extent of the assets securing such debt.

See “Risk factors” beginning on page 11 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriting
	Public Offering	Discounts and	Proceeds to us
	Price(1)	Commissions	Before Expenses(1)

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from the date of original issuance.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about          , 2007.

Sole Book Running Manager
JPMorgan

Goldman, Sachs & Co.

BNP PARIBAS
Calyon Securities (USA) Inc.
Raymond James

          , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it.

We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should assume that the information included or incorporated by reference in this prospectus is accurate only as of the respective date on the cover page. Our business, results of operations, financial condition and prospects may have changed since such date.

i

About this prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer the securities described in this prospectus in one or more offerings from time to time. A prospectus supplement, if any, may add to, update or change the information contained in this prospectus. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where you can find more information.” Except as otherwise indicated or where the context requires otherwise, in this prospectus, references to “Mariner”, the “Company,” “we,” “us” and “our” refer to Mariner Energy, Inc. and its subsidiaries.

Where you can find more information

Mariner files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Mariner has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Mariner at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information Mariner has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Mariner files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007;

•	Our current reports on Form 8-K filed with the SEC on April 24, 2007 and on Form 8-K/A filed with the SEC on March 31, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on February 10, 2006 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Telephone Number: (713) 954-5500
Attention: General Counsel

Cautionary statement concerning forward-looking statements

Various statements in this prospectus and in the documents incorporated by reference herein, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “may,” “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and elsewhere in this prospectus and in the documents incorporated by reference herein. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	the volatility of oil and natural gas prices;

•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	cash flow, liquidity and financial position;

•	business strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	risks arising out of our hedging transactions;

•	marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural events and natural disasters such as loop currents, hurricanes, fires, floods and other natural events, catastrophic events and natural disasters;

•	governmental regulation of the oil and natural gas industry;

•	environmental liabilities;

•	developments in oil-producing and natural gas-producing countries;

•	uninsured or underinsured losses in our oil and natural gas operations;

•	risks related to our level of indebtedness;

•	our merger with Forest Energy Resources, including strategic plans, expectations and objectives for future operations, and the realization of expected benefits from the transaction; and

•	disruption from the merger with Forest Energy Resources making it more difficult to manage Mariner’s business.

Summary

This summary highlights information contained herein and incorporated by reference in this prospectus. It does not contain all of the information you may wish to consider before investing in the shares. We urge you to read this entire prospectus and the information incorporated herein by reference carefully, including the “Risk factors” included herein and beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein and the financial statements incorporated by reference in this prospectus. Except as otherwise indicated or where the context otherwise requires, references to “Mariner,” “the Company,” “we,” “us,” and “our” refer to Mariner Energy, Inc. and its subsidiaries (except in the Description of senior notes). The estimates of our proved reserves as of December 31, 2006, 2005 and 2004 included or incorporated by reference in this prospectus are based on reserve reports prepared by Ryder Scott Company, L.P., independent petroleum engineers (“Ryder Scott”).

Our company

Mariner Energy, Inc. is an independent oil and gas exploration, development, and production company with principal operations in three geographic areas:

•	The shallow water, or “shelf” operations of the Gulf of Mexico, where we conduct operations in water depths up to 1,300 feet and operate projects at subsurface depths up to 20,000 total vertical feet. Conducting operations below subsurface depths of 15,000 feet entails more risk and expense than shallower operations due to geological and mechanical factors attendant to deeper projects. As a result, we categorize our shelf projects according to their targeted subsurface depth, referring to shallower projects at depths above 15,000 feet as “conventional shelf” projects and projects below 15,000 feet as “deep shelf” projects;

•	The deepwater operations of the Gulf of Mexico, where we are an active operator of exploration and development projects in water depths up to 7,000 feet; and

•	West Texas, where we are one of the most active drillers in the prolific Spraberry, Dean, and Wolfcamp trends in the Permian Basin.

On March 2, 2006, we acquired Forest Oil Corporation’s (“Forest”) entire Gulf of Mexico operations through the acquisition of its subsidiary Forest Energy Resources, Inc. Aggregate consideration for the acquisition included 50,637,010 shares of our common stock, which was distributed directly to the stockholders of Forest. Immediately after the acquisition, approximately 59% of our outstanding common stock was held by shareholders of Forest and approximately 41% of our common stock was held by our pre-acquisition stockholders. See Note 3, “Acquisitions and Dispositions” in our consolidated financial statements incorporated by reference into this prospectus for more information regarding this transaction. In connection with the acquisition, our common stock began trading regular way on the New York Stock Exchange on March 3, 2006 under the symbol “ME”.

In 2006, we generated net income of $121.5 million on total revenues of $659.5 million. Production, revenues and net income increased significantly from results reported in 2005 primarily as a result of our acquisition of Forest’s Gulf of Mexico operations. We produced approximately 80.5 Bcfe during 2006 and our average daily production rate was 221 MMcfe. Our average realized sales price per unit including the effects of hedging was $8.15/Mcfe. As of December 31, 2006, we had 715.5 Bcfe of estimated proved reserves, of which approximately 60% were natural gas and 40% were oil, natural gas liquids (“NGLs”) and condensate. Approximately 57% of our proved reserves were classified as proved developed.

The following table sets forth certain information with respect to our estimated proved reserves by geographic area as of December 31, 2006 based on estimates made in a reserve report prepared by Ryder Scott Company.

	Estimated Proved
	Reserve Quantities
		Natural
	Oil	Gas	Total
Geographic Area	(MMbbls)	(Bcf)	(Bcfe)

West Texas	29.9	77.8	257.3
Gulf of Mexico Deepwater	6.6	90.1	130.0
Gulf of Mexico Shelf	11.6	258.8	328.2

Total	48.1	426.7	715.5

Proved Developed Reserves	26.8	247.8	408.7

Our strategy and our competitive strengths

Balanced growth strategy

We pursue a balanced growth strategy employing varying elements of exploration, development and acquisition activities to achieve a moderate-risk growth profile intended to produce predictable growth and attractive rates of return under most industry conditions.

•	Proven exploration prospect generation: Our explorationists have a distinguished track record in the Gulf of Mexico and have made several significant discoveries in the shelf, deep shelf and deepwater.

Our successful exploration program reduces our dependency on acquisitions over time, allows us to add value through the drill bit in a moderate-risk exploration program, and exposes us to high-impact projects that have the potential to create substantial value for our stockholders. Our reputation for generating high-quality exploration prospects also creates valuable partnering opportunities which allow us the option of participating in exploration projects developed by other operators. We expect to continue our exploration emphasis by identifying and developing high-impact conventional shelf, deep shelf and deepwater projects in the Gulf of Mexico.

•	Proactive operational management: Our development engineers have demonstrated their ability to effectively develop new fields, redevelop legacy fields, rejuvenate production, reduce unit costs, and add incremental reserves at attractive finding costs in both onshore and offshore fields.

Our successful exploitation program enhances the rate of returns of our projects, allows us to establish critical operational mass from which to expand in our focus areas, and generates a rich portfolio of incremental, lower-risk engineering/exploitation projects that counterbalance our exploration activities.

•	Opportunistic acquisition identification: Our management team has substantial experience identifying and executing a wide variety of tactical and strategic transactions intended to enhance our growth. In 2005 we added significant proved reserves primarily through acquisitions in West Texas, and subsequently in March 2006, through the acquisition of Forest’s Gulf of Mexico operations. As part of our growth strategy, although not compelled to acquire, we expect to continue to acquire producing assets that have the potential to provide acceptable risk-adjusted rates of return and further increase our reserve base.

•	Actively managed risk profile: We seek to manage our risk profile by targeting a balanced exposure to development, exploitation and exploration opportunities. For example, we continue to develop and expand our West Texas asset base, which contributes stable cash flows and long-lived reserves to our portfolio as a counterbalance to our high-impact, high-production Gulf of

Mexico assets. We often mitigate and diversify our risk in drilling projects by selling partial or entire interests in projects to industry partners or by entering into arrangements with partners in which they agree to pay a disproportionate share of drilling costs and compensate us for expenses incurred in prospect generation. We also enter into trades or farm-in transactions whereby we acquire interests in third-party generated prospects, thereby gaining exposure to a greater number of prospects. We expect to continue to pursue participation in these types of prospects in the future as a result of our larger scale and increased cash flow from the Forest Gulf of Mexico operations.

Our competitive strengths

We believe our core resources and strengths include:

Our high-quality assets with geographic and geological diversity. Our assets and operations are diversified among the Gulf of Mexico conventional shelf, deep shelf and deepwater and West Texas. Our asset portfolio provides a balanced exposure to long-lived West Texas reserves, Gulf of Mexico shelf growth opportunities and high-impact deepwater prospects.

Our large inventory of prospects. We believe we have significant potential for growth through the development of our existing asset base. The acquisition of Forest’s Gulf of Mexico operations more than doubled our existing undeveloped acreage in the Gulf of Mexico to approximately 438,000 net acres and increased our total net leasehold acreage offshore to nearly one million acres. As of December 31, 2006, we have an inventory of approximately 812 drilling locations in West Texas, which we believe would require approximately five years to drill at our current rate.

Our successful track record of finding and developing oil and gas reserves. We have demonstrated our expertise in finding and developing additional proved reserves. In the three-year period ended December 31, 2006, we deployed approximately $2.2 billion of capital on acquisitions, exploration and development, while adding approximately 664 Bcfe of proved reserves and producing approximately 148 Bcfe.

Our depth of operating experience. Our veteran team of geoscientists, engineers, geologists and other technical professionals and landmen average more than 25 years of experience in the exploration and production business (including extensive experience in the Gulf of Mexico), much of it with major oil companies. The addition of experienced Forest personnel to Mariner’s team of professionals has further enhanced our ability to generate and maintain an inventory of high-quality drillable prospects and to further develop and exploit our assets. Mariner’s technical team has also proven to be an effective and efficient operator in West Texas, as evidenced by our successful production and reserve growth there in recent years.

Our technology and production techniques. Our team of geoscientists currently has access to regional seismic data from multiple, recent vintage 3-D seismic databases covering a significant portion of the Gulf of Mexico that we intend to continue to use to develop prospects on acreage being evaluated for leasing and to develop and further refine prospects on our expanded acreage position. We also have extensive experience and a successful track record in the use of subsea tieback technology to connect offshore wells to existing production facilities. This technology facilitates production from offshore properties without the necessity of fabrication and installation of platforms and top-side facilities that typically are more costly and require longer lead times. We believe the appropriate use of subsea tiebacks enables us to bring production online more quickly, makes target prospects more profitable and allows us to exploit reserves that may otherwise be considered non-commercial because of the high cost of infrastructure.

Corporate information

We were incorporated in August 1983 as a Delaware corporation. We have three subsidiaries, Mariner Energy Resources, Inc., a Delaware corporation, Mariner LP LLC, a Delaware limited liability company, and Mariner Energy Texas LP, a Delaware limited partnership. Our principal executive office is located at One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042. Our telephone number is (713) 954-5500.

Summary Selected Financial Information

The following table shows Mariner’s historical consolidated financial data as of and for the years ended December 31, 2006 and 2005, the period from January 1, 2004 through March 2, 2004, the period from March 3, 2004 through December 31, 2004, and each of the two years ended December 31, 2003 and 2002, respectively. The historical consolidated financial data as of and for the years ended December 31, 2006 and 2005, the period from January 1, 2004 through March 2, 2004 (“Pre-2004 Merger”), and the period from March 3, 2004 through December 31, 2004 (“Post-2004 Merger”), are derived from Mariner’s audited financial statements incorporated by reference herein, and the historical consolidated financial data as of and for the years ended December 31, 2003 and 2002, are derived from Mariner’s audited financial statements that are not included or incorporated by reference herein. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and the consolidated financial statements included in such annual report, where there is additional disclosure regarding the information in the following table. Mariner’s historical results are not necessarily indicative of results to be expected in future periods.

On March 2, 2006, a subsidiary of Mariner completed a merger transaction with Forest Energy Resources, Inc. (the “Forest Merger”) pursuant to which Mariner effectively acquired Forest’s Gulf of Mexico operations. Prior to the consummation of the Forest Merger, Forest transferred and contributed the assets and certain liabilities associated with its Gulf of Mexico operations to Forest Energy Resources. Immediately prior to the Forest Merger, Forest distributed all of the outstanding shares of Forest Energy Resources to Forest shareholders on a pro rata basis. Forest Energy Resources then merged with a newly-formed subsidiary of Mariner, became a new wholly-owned subsidiary of Mariner, and changed its name to Mariner Energy Resources, Inc. Immediately following the Forest Merger, approximately 59% of Mariner common stock was held by shareholders of Forest and approximately 41% of Mariner common stock was held by the pre-merger stockholders of Mariner. In the Forest Merger, Mariner issued 50,637,010 shares of common stock to the shareholders of Forest Energy Resources, Inc. Our acquisition of Forest Energy Resources added approximately 298 Bcfe of estimated proved reserves.

In March 2005, we completed a private placement of 16,350,000 shares of our common stock to qualified institutional buyers, non-U.S. persons and accredited investors, which generated approximately $229 million of gross proceeds, or approximately $211 million net of initial purchaser’s discount, placement fee and offering expenses. Our former sole stockholder, MEI Acquisitions Holdings, LLC, also sold 15,102,500 shares of our common stock in the private placement. We used $166 million of the net proceeds from the sale of 12,750,000 shares of common stock to purchase and retire an equal number of shares of our common stock from our former sole stockholder. We used $38 million of the remaining net proceeds of approximately $44 million to repay borrowings drawn on our bank credit facility, and the balance to pay down $6 million of a $10 million promissory note payable to JEDI. See Note 1, “Summary of Significant Accounting Policies” contained in the consolidated financial statement incorporated by reference into this prospectus. As a result, after the private placement, an affiliate of MEI Acquisitions Holdings, LLC beneficially owned approximately 5.3% of our outstanding common stock.

On March 2, 2004, Mariner’s former indirect parent, Mariner Energy LLC, merged with MEI Acquisitions, LLC, an affiliate of the private equity funds, Carlyle/Riverstone Global Energy and Power Fund II, L.P. and ACON Investments LLC (“the Merger”). Prior to the Merger, we were owned indirectly by JEDI, which was an indirect wholly-owned subsidiary of Enron Corp. The gross merger consideration was $271.1 million (which excludes $7.0 million of acquisition costs and other expenses paid directly by Mariner), $100 million of which was provided as equity by our new owners. As a result of the Merger, we are no longer affiliated with Enron Corp. See Note 1, “Summary of Significant Accounting Policies” contained in the consolidated financial statements incorporated by reference into this prospectus. The Merger did not result in a change in our strategic direction or operations. The financial information contained herein is presented in the style of Pre-2004 Merger activity (for all periods prior to March 2, 2004) and Post-2004 Merger activity (for the March 3, 2004 through December 31, 2004 period) to reflect the impact of the restatement of assets and liabilities to fair value as required by “push-down” purchase accounting at the March 2, 2004 merger date. The application of push-down accounting had no effect on our 2004 results of operations other than immaterial increases in depreciation, depletion and amortization expense and interest expense and a related decrease in our provision for income taxes. To facilitate management’s discussion and analysis of financial condition and results of operations, we have presented 2004 financial information as Pre-2004 Merger (for the January 1 through March 2, 2004 period) and Post-2004 Merger (for the March 3, 2004 through December 31, 2004 period).

The financial information set forth below is presented in the style of Post-2004 Merger activity (for the March 3, 2004 through December 31, 2004 period and the years ended December 31, 2006 and December 31, 2005) and Pre-2004 Merger activity (for all periods prior to March 2, 2004) to reflect the impact of the restatement of assets and liabilities to fair value as required by “push-down” purchase accounting at the March 2, 2004 merger date.

	Post-2004 Merger			Pre-2004 Merger
			Period from	Period from
			March 3,	January 1,
			2004	2004
	Year Ended		through	through	Year Ended
	December 31,		December 31,	March 2,	December 31,
	2006	2005	2004	2004	2003	2002
	(In millions, except per share data)

Statement of Operations Data:
Total revenues(1)	$659.5	$199.7	$174.4	$39.8	$142.5	$158.2
Lease operating expense	91.6	24.9	19.3	3.5	23.2	25.2
Severance and ad valorem taxes	9.0	5.0	2.1	0.6	1.5	0.9
Transportation expenses	5.1	2.3	1.9	1.1	6.3	10.5
Depreciation, depletion and amortization	292.2	59.4	54.3	10.6	48.3	70.8
Impairment of production equipment held for use	—	1.8	1.0	—	—	—
Derivative settlement	—	—	—	—	3.2	—
Impairment of Enron related receivables	—	—	—	—	—	3.2
General and administrative expense	34.1	37.1	7.6	1.1	8.1	7.7

Operating income	227.5	69.2	88.2	22.9	51.9	39.9
Interest income	1.0	0.8	0.2	0.1	0.8	0.4
Interest expense, net of amounts capitalized	(39.7)	(8.2)	(6.0)	—	(7.0)	(10.3)

Income before taxes	188.8	61.8	82.4	23.0	45.7	30.0
Provision for income taxes	(67.3)	(21.3)	(28.8)	(8.1)	(9.4)	—

Income before cumulative effect of change in accounting method net of tax effects	121.5	40.5	53.6	14.9	36.3	30.0
Cumulative effect of changes in accounting method	—	—	—	—	1.9	—

Net income	$121.5	$40.5	$53.6	$14.9	$38.2	$30.0

(1)	Includes effects of hedging.

	Post-2004 Merger			Pre-2004 Merger
	December 31,			December 31,
	2006	2005	2004	2003	2002
	(In millions)

Balance Sheet Data:(1)
Property and equipment, net, full-cost method	$2,012.1	$515.9	$303.8	$207.9	$287.6
Total assets	2,680.2	665.5	376.0	312.1	360.2
Long-term debt, less current maturities	654.0	156.0	115.0	—	99.8
Stockholders’ equity	1,302.6	213.3	133.9	218.2	170.1
Working capital (deficit)(2)	41.1	(46.4)	(18.7)	38.3	(24.4)
Other Financial Data
Ratio of earnings to fixed charges(3)	5.66	7.88	17.17	6.83	3.56

(1)	Balance sheet data as of December 31, 2004 reflects purchase accounting adjustments to oil and gas properties, total assets and stockholders’ equity resulting from the acquisition of our former indirect parent on March 2, 2004.

(2)	Working capital (deficit) excludes current derivative assets and liabilities and deferred tax assets and liabilities.

(3)	For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before taxes, plus fixed charges, less capitalized interest, and fixed charges consist of interest expense (net of capitalized interest), plus capitalized interest, plus amortized discounts related to indebtedness.

	Post-2004 Merger			Pre-2004 Merger
			Period from	Period from
			March 3,	January 1,
			2004	2004
	Year Ended		through	through	Year Ended
	December 31,		December 31,	March 2,	December 31,
	2006	2005	2004	2004	2003	2002
	(In millions)

Cash Flow Data:
Net cash provided by operating activities	$277.2	$165.4	$135.2	$20.3	$88.9	$60.3
Net cash (used in) provided by investing activities	(561.4)	(247.8)	(133.0)	(15.3)	52.9	(53.8)
Net cash (used in) provided by financing activities	289.3	84.4	(64.9)	—	(100.0)	—

The offering

The following is a brief summary of some of the terms of this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of senior notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Mariner Energy, Inc.

Notes Offered	$200,000,000 in aggregate principal amount of its % senior notes due 2017.

Maturity Date	, 2017.

Interest Payment Dates	Each and , beginning on , 2007. Interest will accrue from , 2007.

Ranking	The notes will be our general unsecured senior obligations. Accordingly, they will rank:

• effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under our bank credit facility, to the extent of the collateral securing such indebtedness;

• effectively subordinate to all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries (other than indebtedness and liabilities owed to us);

• pari passu in right of payment to all of our existing and future senior unsecured indebtedness, including our existing 7 1/2% senior notes due 2013; and

• senior in right of payment to any future subordinated indebtedness.

As of December 31, 2006, assuming we had completed this offering and applied the proceeds therefrom as set forth under “Use of proceeds,” we would have had total indebtedness of approximately $654.0 million, $200.0 million of which is the notes offered hereby, and approximately $154.0 million of which is secured indebtedness to which the notes would have been effectively subordinated as to the value of the collateral. We also have five letters of credit outstanding totaling $52.0 million, each of which is effectively senior to the notes to the extent of the collateral securing such indebtedness.

Subsidiary Guarantees	The notes will be jointly and severally guaranteed on a senior unsecured basis by our existing and future domestic subsidiaries. In the future, the guarantees may be released or terminated under certain circumstances. Each subsidiary guarantee will rank:

• effectively subordinate to all existing and future secured indebtedness of the guarantor subsidiary, including its guarantee of indebtedness under our bank credit facility, to the extent of the collateral securing such indebtedness;

• pari passu in right of payment to all existing and future senior unsecured indebtedness of the guarantor subsidiary; and

• senior in right of payment to any future subordinated indebtedness of the guarantor subsidiary.

As of December 31, 2006, assuming we had completed this offering and applied the proceeds therefrom as set forth under “Use of proceeds,” the guarantor subsidiaries would have had $176.2 million of senior secured indebtedness outstanding.

Optional Redemption	At any time prior to , 2010, we may redeem up to 35% of each of the notes with the net cash proceeds of certain equity offerings at the redemption prices set forth under “Description of senior notes—Optional redemption,” if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.

At any time prior to , 2012, we may redeem the notes, in whole or in part, at a “make whole” redemption price set forth under “Description of senior notes—Optional redemption.” On and after , 2012, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of senior notes—Optional redemption.”

Change of Control Triggering Event	If a Change of Control Triggering Event occurs, we must offer to repurchase the notes at the redemption price set forth under “Description of senior notes—Repurchase at the option of holders—Change of control.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• make investments;

• incur additional indebtedness or issue preferred stock;

• create certain liens;

• sell assets;

• enter into agreements that restrict dividends or other payments from our subsidiaries to us;

• consolidate, merge or transfer all or substantially all of the assets of our company;

• engage in transactions with affiliates;

• pay dividends or make other distributions on capital stock or subordinated indebtedness; and

• create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications. In addition, substantially all of the covenants will terminate before the notes mature if one of two specified ratings agencies assigns the notes an investment grade rating in the future and no events of default exist under the indentures. Any covenants that cease to apply to us as a result of achieving an investment grade rating will not be restored, even if the credit rating assigned to the notes later falls below an investment grade rating. See “Description of senior notes—Certain covenants.”

Absence of Established Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Each of the underwriters has advised us that it currently intends to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes or the exchange notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system.

Use of Proceeds	We estimate that we will receive net proceeds of approximately $194.2 million from this offering. We intend to use these proceeds to repay borrowings under our bank credit facility. Certain of the underwriters or their affiliates are lenders under our bank credit facility, and accordingly will receive a portion of the proceeds of this offering. See “Underwriting.”

Risk factors	You should carefully consider the information under “Risk factors” beginning on page 11 and all other information included in this prospectus before investing in the notes.

Risk factors

You should consider carefully the risks described below and in our annual report on Form 10-K for the fiscal year ended December 31, 2006, as well as the other information set forth in this prospectus, before deciding whether this investment is suitable for you. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which in turn could adversely affect our ability to pay the notes. In such case, you may lose all or part of your investment in or fail to achieve the expected return on the notes.

Risks relating to the notes

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;
•	selling assets;
•	reducing or delaying capital investments; or
•	seeking to raise additional capital.

However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

The notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.

The notes and the guarantees are general unsecured senior obligations ranking effectively junior in right of payment to all existing and future secured debt of ours and that of each subsidiary guarantor, respectively, including obligations under our bank credit facility, to the extent of the value of the collateral securing the debt. As of December 31, 2006, after giving effect to this offering and the application of the proceeds therefrom, our total indebtedness was approximately $654.0 million, $200.0 million of which was the notes, $300.0 million of which was pari passu in right of payment to the notes and $154.0 million of which effectively was senior in right of payment to the notes to the extent of the value of the collateral securing that indebtedness. We also then had five letters of credit outstanding totaling $52.0 million, each of which effectively is senior to the notes to the extent of the collateral securing such indebtedness. Further, we then had approximately $296.0 million in additional borrowing capacity under our bank credit facility (after giving effect to this offering and the application of the proceeds therefrom) which if borrowed would have been secured debt effectively senior in right of payment to the notes to the extent of the value of the collateral securing that indebtedness.

If we or a subsidiary guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, any secured debt of ours or that subsidiary guarantor will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing that debt before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes participate ratably with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

Our level of indebtedness, and the covenants contained in the agreements governing our debt, could have important consequences for our operations, including by:

•	making it more difficult for us to satisfy our obligations under the notes or other debt and increasing the risk that we may default on our debt obligations;

•	requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting management’s discretion in operating our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	detracting from our ability to withstand successfully a downturn in our business or the economy generally;

•	placing us at a competitive disadvantage against less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because debt under our bank credit facility will in some cases vary with prevailing interest rates.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the consequent acceleration of our obligation to repay outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

In addition, under the terms of our bank credit facility, the indenture governing our 7 1/2% notes due 2013 and the indenture governing the notes, we must comply with certain financial covenants, including current asset and total debt ratio requirements. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to general economic conditions and financial, market and competitive factors, in particular the selling prices for our products and our ability to successfully implement our overall business strategy.

The breach of any of the covenants in the indenture, the 7 1/2% notes indenture or the bank credit facility could result in a default under the applicable agreement which would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. We may not have sufficient funds to make such payments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. The terms of our debt, including our bank credit facility, may also prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions, restrictions in our tax sharing agreement with Forest and the value of our assets and operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets could be successfully completed.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our bank credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

Despite our and our subsidiaries’ current level of indebtedness, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to certain limitations. The terms of the indenture will not prohibit us or our subsidiaries from doing so. For example, as of December 31, 2006, we had a borrowing base of $450 million under our bank credit facility (which borrowing base will remain at $450 million upon the completion of this offering). If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. Our level of indebtedness could, for instance, prevent us from engaging in transactions that might otherwise be beneficial to us or from making desirable capital expenditures. This could put us at a competitive disadvantage relative to other less leveraged competitors that have more cash flow to devote to their operations. In addition, the incurrence of additional indebtedness could make it more difficult to satisfy our existing financial obligations, including those relating to the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we are required to offer to repurchase all or any part of the notes and our existing 7 1/2% senior notes then outstanding for cash at 101% of the principal amount. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	borrowings under our credit facilities or other sources;
•	sales of assets; or
•	sales of equity.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes, in addition to our existing 7 1/2% senior notes. In addition, our bank credit facility prohibits, and any future credit facilities may prohibit, such repurchases. Additionally, a “change of control” (as defined in the indenture for the notes) will be an event of default under our bank credit facility that would permit the lenders to accelerate the debt outstanding under the bank credit facility. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provisions of the bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $194.2 million after deducting the underwriters’ discounts and estimated offering expenses.

We intend to use the net proceeds from this offering to repay borrowings under our bank credit facility. Certain of the underwriters or their affiliates are lenders under the facility, and accordingly will receive a portion of the proceeds of this offering. See ”Underwriting.” As of December 31, 2006, we had $354.0 million of indebtedness outstanding under the bank credit facility. This indebtedness matures on March 2, 2010, and at December 31, 2006 bore interest at a weighted average rate of 7.29% per annum.

The borrowings under the bank credit facility were used to refinance indebtedness incurred by Forest Energy Resources in connection with its acquisition by us, to pay transaction expenses associated with the merger and to repay $165.0 million under our prior credit facility with Union Bank of California.

Capitalization

The following table sets forth our consolidated capitalization as of December 31, 2006:

(1) on an actual basis;

(2) on an as adjusted basis, as adjusted for the issuance of notes in this offering and application of the net proceeds of the offering to repay borrowings under our bank credit facility.

This table should be read together with our financial statements and the related notes incorporated by reference into this prospectus.

	As of December 31, 2006
	Historical	As Adjusted
	(In thousands)

Cash and cash equivalents	$9,579	$9,579

Long-term debt:
Credit facility—revolving note(1)	$354,000	$159,800
7 1/2% Senior Notes	300,000	300,000
Notes offered hereby	—	200,000

Total long-term debt	654,000	659,800
Stockholders’ Equity	$1,302,591	$1,302,591

Total capitalization	$1,956,591	$1,962,391

(1)	In connection with our merger with Forest Energy Resources on March 2, 2006, we amended and restated our existing bank credit facility to, among other things, increase maximum credit availability to $500 million for revolving loans, including up to $50 million in letters of credit, with a $400 million borrowing base as of that date; add an additional dedicated $40 million letter of credit facility that does not affect the borrowing base; and add Mariner Energy Resources, Inc. as a co-borrower. Our bank credit facility was further amended in April 2006 to increase the borrowing base to $430 million which subsequently automatically reduced to $362.5 million upon closing of the offering of the old notes and then was increased to $450 million in October 2006, subject to redetermination or adjustment. The revolving credit facility matures on March 2, 2010. At December 31, 2006, we had approximately $354.0 million in advances outstanding under the revolving credit facility and five letters of credit outstanding totaling $52.0 million, of which $14.6 million is required for plugging and abandonment obligations at certain of our offshore fields. The letter of credit under the dedicated $40 million letter of credit facility (as of December 31, 2006 reduced to $35.7 million) matures on March 2, 2009.

Ratio of earnings to fixed charges

The calculation of our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Pro Forma	For the Years Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006(1)	2006	2005	2004	2003	2002
	(In thousands, except ratio)
	(Unaudited)

Earnings from continuing operations before fixed charges
Income before taxes		$188,806	$61,775	$105,300	$45,688	$29,993
Add: Fixed charges less capitalized interest		38,664	8,172	6,050	6,981	10,298
Earnings from continuing operations before fixed charges		227,470	69,947	111,350	52,669	40,291

Fixed Charges
Interest expense, net of capitalized interest		38,275	8,172	6,050	6,981	10,298
Add: Capitalized interest		1,528	703	434	727	1,021
Add: Amortization of discounts		389	—	—	—	—
Total Fixed Charges		$40,192	$8,875	$6,484	$7,708	$11,319

Ratio of earnings to fixed charges		5.66	7.88	17.17	6.83	3.56

For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before taxes, plus fixed charges, less capitalized interest, and fixed charges consist of interest expense (net of capitalized interest), plus capitalized interest, plus amortized discounts related to indebtedness. The pro forma column is calculated giving effect to the application of the proceeds from this offering, reflecting the net change in interest from the refinancing of indebtedness incurred under our bank credit facility with the notes.

(1)	As adjusted for the issuance of notes in this offering and application of the net proceeds of the offering to repay borrowings under our bank credit facility.

Description of senior notes

You can find the definitions of certain terms used in this description under the subheading “Certain definitions.” In this description, the words “Mariner,” “we,” “us” and “our” refers only to Mariner Energy, Inc. and not to any of its subsidiaries.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Additional information.” Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes and the note guarantees

The notes

The notes will be:

•	general unsecured obligations of Mariner;

•	limited to an aggregate principal amount at maturity of $200 million, subject to our ability to issue additional notes;

•	accrue interest from the date they are issued at a rate of %, which is payable semi-annually;

•	mature on , 2017;

•	rank effectively junior in right of payment to any secured Indebtedness of Mariner, including Indebtedness under the Credit Agreement, to the extent of the value of the Collateral securing such Indebtedness;

•	rank pari passu in right of payment with all existing and future unsecured senior Indebtedness of Mariner, including the Existing Senior Notes;

•	rank senior in right of payment to any future subordinated Indebtedness of Mariner; and

•	fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors.

See “Risk factors—The notes and the guarantees will be unsecured and effectively subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.”

The note guarantees

The notes will be guaranteed by all of Mariner’s presently existing Domestic Subsidiaries.

Each guarantee of the notes will be:

•	a general unsecured obligation of the Guarantor;

•	rank effectively junior in right of payment to any secured Indebtedness of that Guarantor, including Indebtedness under the Credit Agreement, to the extent of the value of the Collateral securing such Indebtedness;

•	rank pari passu in right of payment with any future unsecured senior Indebtedness of that Guarantor, including the guarantees of the Existing Senior Notes; and

•	rank senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Newly created or acquired Restricted Subsidiaries will be required to guarantee the notes only under the circumstances described below under the caption “—Certain covenants—Additional note guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary, the non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to Mariner.

As of the date of the indenture, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, maturity and interest

Mariner will issue up to $      million in aggregate principal amount of the notes. Mariner may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. The notes will mature on          , 2017.

Interest on the notes accrues at the rate of  % per annum and is payable semi-annually in arrears on           and , commencing on          , 2007. Interest on overdue principal and interest accrues at a rate that is  % higher than the then applicable interest rate on the notes. Mariner makes each interest payment to the holders of record on the immediately preceding           and      .

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a holder of notes has given wire transfer instructions to Mariner, Mariner will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Mariner elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying agent and registrar for the notes

The trustee will initially act as paying agent and registrar. Mariner may change the paying agent or registrar without prior notice to the holders of the notes, and Mariner or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Mariner is not required to transfer or exchange any note selected for redemption. Also, Mariner is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note guarantees

Mariner’s payment obligations with respect to the notes will be jointly and severally guaranteed on a senior basis by the Guarantors. Additional Domestic Subsidiaries of Mariner will be required to become Guarantors under the circumstances described under “—Certain covenants—Additional subsidiary guarantees.” These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk factors—Risks relating to the notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Mariner or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Mariner or another Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form specified in the indenture, all the obligations of such Guarantor under such indenture, such series of notes, and its Note Guarantee on terms set forth therein; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the indenture described under the caption “—Repurchase at the option of holders—Asset sales”.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) Mariner or a Restricted Subsidiary of Mariner, if the sale or other disposition complies with the applicable provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Mariner or a Restricted Subsidiary of Mariner, if the sale or other disposition complies with the applicable provisions of the indenture;

(3) if such Guarantor is a Restricted Subsidiary and Mariner designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal defeasance and covenant defeasance” or upon satisfaction and discharge of the indenture as described under the caption “—Satisfaction and discharge”;

(5) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred or is continuing;

(6) at any time after the occurrence of an Investment Grade Rating Event, at such time as such Guarantor does not have outstanding or guarantee Indebtedness (other than Indebtedness or guarantees under the notes) in excess of $5.0 million in aggregate principal amount; or

(7) upon such Guarantor consolidating with, merging into or transferring all of its properties or assets to Mariner or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist.

Optional redemption

Except as otherwise described below, the notes will not be redeemable at Mariner’s option prior to          , 2012. Mariner is not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

On or after          , 2012 the notes will be subject to redemption at the option of Mariner, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on           of the year indicated below:

% of
Principal
Year	Amount

2012

2013

2014

2015 and thereafter	100.000

Prior to          , 2010 Mariner may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the notes (including any additional notes issued after the Issue Date) at a redemption price equal to  % of the principal amount thereof, plus accrued and unpaid interest thereon to, but not including, the redemption date, with all or a portion of the net proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 180 days of the date of the closing of any such Equity Offering.

In addition, at any time prior to          , 2012, Mariner may also redeem, in whole or in part, the notes at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest to, but not including, the redemption date, subject to the rights of the holders on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any note on any redemption date, the excess of:

(1) the present value at such redemption date of (i) the redemption price of the note on (such redemption price being set forth in the table appearing above under the caption “—Optional redemption”), plus (ii) all required interest payments due on the note through (excluding accrued but unpaid interest to the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the principal amount of the note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to          ; provided, however, that if the period from the redemption date to          is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

All redemptions of the notes will be made upon not less than 30 days’ nor more than 60 days’ prior notice, except that a redemption notice may be made more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Unless Mariner defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Notice of any redemption including, without limitation, upon an Equity Offering may, at Mariner’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Mandatory redemption

Except as set forth below under “Repurchase at the option of holders,” Mariner is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the option of holders

Change of control

If a Change of Control Triggering Event occurs, each holder of notes will have the right to require Mariner to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to an offer (“Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Mariner will offer a payment in cash (the “Change of Control Payment” ) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to the date of purchase (the “Change of Control Payment Date” ), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, Mariner will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Mariner will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, Mariner will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Mariner will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Mariner.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date unless Mariner defaults in making the Change of Control Payment. Mariner will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described herein that require Mariner to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that Mariner repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Mariner will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Mariner and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer. Notes repurchased by Mariner pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled, at Mariner’s option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

Mariner will have a similar obligation to offer to repurchase the Existing Senior Notes upon the occurrence of a Change of Control Triggering Event. The Credit Agreement will prohibit Mariner from repurchasing any notes pursuant to a Change of Control Offer prior to the repayment in full of the Indebtedness under the Credit Agreement. Moreover, the occurrence of certain change of control events identified in the Credit Agreement constitutes a default under the Credit Agreement. Any future Credit Facilities or other agreements relating to the Indebtedness to which Mariner becomes a party may contain similar restrictions and provisions. If a Change of Control Triggering Event were to occur, Mariner may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by holders of notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Credit Agreement or other agreements relating to Indebtedness, if accelerated. The failure of Mariner to make or consummate the Change of Control Offer or pay the Change of Control Payment when due will constitute a Default under the indenture and will otherwise give the trustee and the holders of notes the rights described under “—Events of default and remedies.” See “Risk factors—Risks relating to the notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control Triggering Event includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Mariner and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Mariner to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mariner and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and Mariner purchases all of the notes held by such holders, Mariner will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

Asset sales

Mariner will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Mariner (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) (a) at least 75% of the consideration received in the Asset Sale by Mariner or such Restricted Subsidiary is in the form of cash or (b) the Fair Market Value of all forms of consideration other than cash received for all Asset Sales since the Issue Date does not exceed in the aggregate 10% of the Adjusted Consolidated Net Tangible Assets of Mariner at the time each determination is made. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Mariner’s most recent consolidated balance sheet, of Mariner or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Mariner or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by Mariner or any such Restricted Subsidiary from such transferee that are converted by Mariner or such Restricted Subsidiary into cash within 180 days after the date of the Asset Sale, to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(d) accounts receivable of a business retained by Mariner or any Restricted Subsidiary, as the case may be, following the sale of such business, provided, that such accounts receivable are not (a) past due more than 90 days and (b) do not have a payment date greater than 120 days from the date of the invoice creating such accounts receivable.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Mariner (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay Senior Debt;

(2) to invest in Additional Assets;

(3) to make capital expenditures in respect of Mariner’s or its Restricted Subsidiaries’ Oil and Gas Business; or

(4) enter into a bona fide binding contract with a Person other than an Affiliate of Mariner to apply the Net Proceeds pursuant to clauses (2) or (3) above, provided that such binding contract shall be treated as a permitted application of the Net Proceeds from the date of such contract until the earlier of

(a) the date on which such acquisition or expenditure is consummated, and

(b) the 180th day following the expiration of the aforementioned 360-day period.

Pending the final application of any Net Proceeds, Mariner or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.”

On the 361st day after the Asset Sale (or, at Mariner’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $20.0 million, Mariner will make an offer (the “Asset Sale Offer” ) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Mariner may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Mariner will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Mariner will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Credit Agreement, the indenture governing the Existing Senior Notes and certain other agreements governing Mariner’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control Triggering Event or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Mariner to repurchase the notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself is not due to the financial effect of such repurchases on Mariner or otherwise. In the event a Change of Control or Asset Sale occurs at a time when Mariner is prohibited from purchasing notes, Mariner could seek the consent of the applicable lenders to the purchase of notes or could attempt to refinance the Indebtedness that contain such prohibitions. If Mariner does not obtain a consent or repay that Indebtedness, Mariner will remain prohibited from purchasing notes. In that case,

Mariner’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other Indebtedness. Finally, Mariner’s ability to pay cash to the holders of notes upon a repurchase may be limited by Mariner’s then existing financial resources. See “Risk factors—risks relating to the notes—We may not be able to repurchase the notes upon a change of control.”

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Notes called for redemption become due on the date fixed for redemption except as described in “—Optional redemption.” On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption, unless Mariner defaults in making the payment of funds for such a redemption.

Certain covenants

Restricted payments

Mariner will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Mariner’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment or distribution made in connection with any merger or consolidation involving Mariner or any of its Restricted Subsidiaries) or to the direct or indirect holders of Mariner’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Mariner and other than dividends or distributions payable to Mariner or a Restricted Subsidiary of Mariner);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any such purchase, redemption, acquisition or retirement made in connection with any merger or consolidation involving Mariner) any Equity Interests of Mariner or any direct or indirect parent or other Affiliate of Mariner that is not a Restricted Subsidiary of Mariner;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness of Mariner or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding (a) any intercompany Indebtedness between or among Mariner and any of its Restricted Subsidiaries or (b) the purchase, repurchase or other acquisition of Indebtedness that is subordinated to the notes or the Note Guarantees purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments” ),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Mariner would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Mariner and its Restricted Subsidiaries since the Reference Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8) and (10) of the next succeeding paragraph), is equal to or less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Mariner for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Reference Date to the end of Mariner’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received, and the Fair Market Value of property received from a non-Affiliate used or useful in an Oil and Gas Business, by Mariner since the Reference Date as a contribution to its common capital or from the issue or sale of Equity Interests of Mariner (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Mariner that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Mariner or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Mariner or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination); plus

(c) the amount equal to the net reduction in Restricted Investments made by Mariner or any of its Restricted Subsidiaries in any Person since the Reference Date resulting from:

(i) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than Mariner or a Subsidiary or Mariner, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Mariner or any Restricted Subsidiary of Mariner; or

(ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Mariner or any Restricted Subsidiary of Mariner in such Unrestricted Subsidiary, which amount in each case under this clause (c) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (c) to the extent it is already included in Consolidated Net Income; plus

(d) 50% of any dividends received by Mariner or a Restricted Subsidiary of Mariner that is a Guarantor after the Reference Date from an Unrestricted Subsidiary of Mariner, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Mariner for such period.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mariner) of, Equity Interests of Mariner (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by Mariner or any of its Restricted Subsidiaries unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to Mariner; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Mariner or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Mariner to the holders of its Equity Interests on a pro rata basis;

(5) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Mariner or any Restricted Subsidiary of Mariner held by any of Mariner’s (or any of its Restricted Subsidiaries’) current or former directors or employees pursuant to any director or employee equity subscription agreement, stock option agreement or restricted stock agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period (with unused amounts in any 12-month period being permitted to be carried over into succeeding 12-month periods); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed (A) the cash proceeds received by Mariner or any of its Restricted Subsidiaries from the sale of Mariner’s Equity Interests (other than Disqualified Stock) to any such directors or employees that occurs after the Reference Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph and to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments) plus (B) the cash proceeds of key man life insurance policies received by Mariner and its Restricted Subsidiaries after the Reference Date;

(6) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Mariner or any Restricted Subsidiary of Mariner held by any of Mariner’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy Mariner’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(7) any payments made in connection with the consummation of the transaction closing contemporaneously with the closing of the offering of the notes;

(8) so long as no Default has occurred and is continuing or would be caused thereby, repurchases of Indebtedness that is subordinated to the notes or a Note Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control Triggering Event or (ii) 100% of the principal amount of such subordinated Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a) in the case of a Change of Control Triggering Event, Mariner has first complied with and fully satisfied its obligations under the provisions described under “—Repurchase at the option of holders—Change of control”; or

(b) in the case of an Asset Sale, Mariner has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “—Repurchase at the option of holders—Asset sales”;

(9) the repurchase, redemption or other acquisition for value of Capital Stock of Mariner representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Mariner or any other transaction permitted by the indenture;

(10) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(11) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Mariner or any Restricted Subsidiary of Mariner issued on or after the Reference Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of indebtedness and issuance of preferred stock;” and

(12) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Reference Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Mariner or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Mariner whose resolution with respect thereto will be delivered to the trustee. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (12) above or is entitled to be made pursuant to the first paragraph of this covenant, Mariner shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Incurrence of indebtedness and issuance of preferred stock

Mariner will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” ) any Indebtedness (including Acquired Debt), and Mariner will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however , that Mariner and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Mariner’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Mariner and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Mariner and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $600.0 million and (b) an amount equal to the sum of (A) $300.0 million plus (B) 10% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(2) the incurrence by Mariner and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Mariner and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

(4) the incurrence by Mariner or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Mariner or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;

(5) the incurrence by Mariner or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (11) of this paragraph or this clause (5);

(6) the incurrence by Mariner or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Mariner and any of its Restricted Subsidiaries; provided, however, that:

(a) if Mariner or any Guarantor is the obligor on such Indebtedness and the payee is not Mariner or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Mariner, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Mariner or a Restricted Subsidiary of Mariner and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Mariner or a Restricted Subsidiary of Mariner will be deemed, in each case, to constitute an incurrence of such Indebtedness by Mariner or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of Mariner’s Restricted Subsidiaries to Mariner or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however , that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Mariner or a Restricted Subsidiary of Mariner; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either Mariner or a Restricted Subsidiary of Mariner,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by Mariner or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the incurrence by Mariner of any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the guarantee by Mariner or any of the Guarantors of Indebtedness of Mariner or a Restricted Subsidiary of Mariner that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) Permitted Acquisition Indebtedness;

(12) the incurrence by Mariner or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(13) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of Mariner and its Restricted Subsidiaries;

(14) the incurrence by Mariner or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Mariner or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Mariner and its Restricted Subsidiaries in connection with such disposition;

(15) the incurrence by Mariner or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of Mariner and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of Mariner or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case, other than an obligation for money borrowed);

(16) the incurrence by Mariner or any of its Restricted Subsidiaries of Indebtedness arising from guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of $10.0 million and 1.00% of the Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds therefrom; and

(17) the incurrence by Mariner or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of $50.0 million and 2.50% of the Adjusted Consolidated Net

Tangible Assets determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds therefrom.

Mariner will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Mariner or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Mariner solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Mariner will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Mariner as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Mariner or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens

Mariner will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (whether now owned or hereafter acquired), securing any Subordinated Obligations or Indebtedness, unless:

(1) in the case of any Lien securing Subordinated Obligations of Mariner or a Guarantor, the notes or Note Guarantee, as applicable, are secured by a Lien on such property or assets on a senior basis to the Subordinated Obligations so secured until such time as such Subordinated Obligations are no longer so secured by that Lien; and

(2) in the case of any other Lien (other than a Permitted Lien) securing Indebtedness, the notes or Note Guarantees, as applicable, are secured by a Lien on such property or assets on an equal and ratable basis with the Senior Debt so secured until such time as such Senior Debt is no longer so secured by that Lien.

Dividend and other payment restrictions affecting subsidiaries

Mariner will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Mariner or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Mariner or any of its Restricted Subsidiaries;

(2) make loans or advances to Mariner or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Mariner or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, increases, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation, order, approval, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Mariner or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases and licenses (including, without limitation, licenses of intellectual property) entered into in the ordinary course of business;

(6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business, Capital Lease Obligations and mortgage financings that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of assets, including without limitation an agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary, that restricts distributions by the applicable Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business, consistent with past practice or (b) with the approval of Mariner’s Board of Directors, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11) other Indebtedness of Mariner or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock”; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially less favorable to Mariner taken as a whole, as determined by the Board of Directors of Mariner in good faith, than the provisions contained in the Credit Agreement and in the indenture as in effect on the Issue Date;

(12) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock” and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(13) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(14) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(15) encumbrances or restrictions contained in Hedging Obligations permitted from time to time under the indenture; and

(16) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, consolidation or sale of assets

Mariner will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (whether or not Mariner is the surviving corporation), convert into another form of entity or continue in another jurisdiction; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either: (a) Mariner is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Mariner) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Mariner) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Mariner under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; provided that, unless such Person is a corporation, a corporate co-issuer of the notes will be added to the indenture by agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction or transactions, no Default or Event of Default exists; and

(4) Mariner or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Mariner), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a) would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Mariner immediately preceding the transaction;

(b) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock”; or

(c) would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio that is not less than the Fixed Charged Coverage Ratio of Mariner and its Restricted Subsidiaries immediately prior to such transaction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Mariner, which properties and assets, if held by Mariner instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Mariner on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of Mariner.

The surviving entity will succeed to, and be substituted for, and may exercise every right and power of, Mariner under the indenture, but, in the case of a lease of all or substantially all of its assets, Mariner will not be released from the obligation to pay the principal of and interest and premium, if any, on the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the restrictions described in the foregoing clause (4), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Mariner, Mariner may merge into a Restricted Subsidiary for the purpose of reincorporating Mariner in another jurisdiction, and any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Restricted Subsidiary.

Transactions with affiliates

Mariner will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Mariner (each, an “Affiliate Transaction” ), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Mariner or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Mariner or such Restricted Subsidiary with an unrelated Person; and

(2) Mariner delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Mariner set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Mariner; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to Mariner or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement, stock option or stock ownership plan, employee benefit plan, officer or director indemnification agreement, restricted stock agreement, severance agreement or other compensation plan or arrangement entered into by Mariner or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto, including, without limitation, pursuant to Mariner’s Equity Participation Plan, as amended, and its Second Amended and Restated Stock Incentive Plan, as amended;

(2) transactions between or among Mariner and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Mariner) that is an Affiliate of Mariner solely because Mariner owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) reasonable fees and expenses and compensation paid to, and indemnity or insurance provided on behalf of, officers, directors or employees of Mariner or any Restricted Subsidiaries as determined in good faith by the Board of Directors;

(5) any issuance of Equity Interests (other than Disqualified Stock) of Mariner to, or receipt of a capital contribution from, Affiliates (or a Person that becomes an Affiliate) of Mariner;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted payments;”

(7) transactions between Mariner or any Restricted Subsidiaries and any Person, a director of which is also a director of Mariner or any direct or indirect parent company of Mariner and such director is the sole cause for such Person to be deemed an Affiliate of Mariner or any Restricted Subsidiaries; provided, however , that such director abstains from voting as director of Mariner or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(8) loans or advances to employees in the ordinary course of business or consistent with past practice not to exceed $5.0 million in the aggregate at any one time outstanding;

(9) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(10) any transaction in which Mariner or any of its Restricted Subsidiaries, as the case may be, deliver to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Mariner or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (i) of the preceding paragraph;

(11) the performance of obligations of Mariner or any of its Restricted Subsidiaries under the terms of any written agreement to which Mariner or any of its Restricted Subsidiaries is a party on the Issue Date and which is described in this prospectus, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms do not materially and adversely affect the rights of any holders of the notes (as determined in good faith by the Board of Directors of Mariner) as compared to the terms of the agreements in effect on the Issue Date; and

(12) (a) guarantees of performance by Mariner and its Restricted Subsidiaries of Mariner’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges of Equity Interests of Mariner’s Unrestricted Subsidiaries for the benefit of lenders of Mariner’s Unrestricted Subsidiaries.

Additional note guarantees

The indenture will provide that if, after the Issue Date, any Domestic Subsidiary that is not already a Guarantor has outstanding or guarantees any other Indebtedness of Mariner or a Guarantor in excess of a De Minimis Guaranteed Amount, then such Domestic Subsidiary will become a Guarantor with respect to the notes issued thereunder by executing and delivering a supplemental indenture, in the form provided for in the indenture, to the trustee within 180 days of the date on which it guaranteed such Indebtedness.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of Mariner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Mariner and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted payments” or under one or more clauses of the definition of Permitted Investments, as determined by Mariner. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Mariner as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of Mariner giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Mariner as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” Mariner will be in default of such covenant. The Board of Directors of Mariner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Mariner; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Mariner of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Mariner will file with the SEC for public availability, within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case

Mariner will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Mariner were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Mariner were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Mariner’s consolidated financial statements by Mariner’s certified independent accountants.

If, at any time, Mariner is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Mariner will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Mariner will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Mariner’s filings for any reason, Mariner will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Mariner were required to file those reports with the SEC.

If Mariner has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Mariner and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Mariner.

In addition, Mariner and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs with the SEC, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Covenant termination

From and after the occurrence of an Investment Grade Rating Event, we and our Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the following headings:

•	“—Repurchase at the option of holders—Change of control,”

•	“—Repurchase at the option of the holders—Asset sales,”

•	“—Certain covenants—Restricted payments,”

•	“—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,”

•	“—Certain covenants—Dividend and other payment restrictions affecting subsidiaries,”

•	clause (4) of the covenant listed under “—Certain covenants—Merger, consolidation or sale of assets,”

•	“—Certain covenants—Transactions with affiliates,” and

•	“—Certain covenants—Designation of restricted and unrestricted subsidiaries.”

(collectively, the “Eliminated Covenants”). As a result, after the date on which we and our Restricted Subsidiaries are no longer subject to the Eliminated Covenants, the notes will be entitled to substantially reduced covenant protection.

Events of default and remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by Mariner or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the option of holders—Change of control,” “—Repurchase at the option of holders—Asset sales,” or “—Certain covenants—Merger, consolidation or sale of assets;”

(4) failure by Mariner or any of its Restricted Subsidiaries for 60 days after notice to Mariner by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Mariner or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Mariner or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default” ); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of ten Business Days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(6) failure by Mariner or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing), which judgments are not paid, discharged, stayed or fully bonded for a period of 60 days (or, if later, the date when payment is due pursuant to such judgment);

(7) (i) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or (ii) any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Mariner or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Mariner, any Restricted Subsidiary of Mariner that is a Significant Subsidiary or any group of Restricted Subsidiaries of Mariner that, taken together, would constitute a Significant Subsidiary, all then outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee may and, at the direction of the holders of at least 25% in aggregate principal amount of the then outstanding notes shall, declare all of the then outstanding notes to be due and payable immediately by notice in writing to Mariner and, in case of a notice by holders, also to the trustee specifying the respective Event of Default and that it is a notice of acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

Notwithstanding the foregoing, if an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

Mariner is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Mariner is required within five Business Days to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of Mariner or any Guarantor, as such, will have any liability for any obligations of Mariner or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

Mariner may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ( “Legal Defeasance” ) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2) Mariner’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Mariner’s and the Guarantors’ obligations in connection therewith;

(4) the optional redemption provisions of the indenture; and

(5) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Mariner may, at its option and at any time, elect to have the obligations of Mariner and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ( “Covenant Defeasance” ) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes. If Mariner exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Note Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Mariner must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Mariner must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Mariner must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Mariner has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Mariner must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any Indebtedness incurred under clause (1) of Permitted Debt;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Mariner or any of its Subsidiaries is a party or by which Mariner or any of its Subsidiaries is bound;

(6) Mariner must deliver to the trustee an officers’ certificate stating that the deposit was not made by Mariner with the intent of preferring the holders of notes over the other creditors of Mariner with the intent of defeating, hindering, delaying or defrauding any creditors of Mariner or others; and

(7) Mariner must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium on, the notes (other than as permitted in clause (7) below);

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes or release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Mariner, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Mariner’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Mariner’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of senior notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes or release Note Guarantees pursuant to the terms of the indenture;

(9) to secure the notes; or

(10) to evidence and provide for the acceptance under the indenture of a successor trustee.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Mariner is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Mariner, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and Mariner or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and noncallable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Mariner or any Guarantor is a party or by which Mariner or any Guarantor is bound;

(3) Mariner or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Mariner has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Mariner must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

If the trustee becomes a creditor of Mariner or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Mariner Energy, Inc., One Briar Lake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042.

Book-entry; delivery and form

Except as set forth below, the notes will be issued in registered, global form (“global notes”).

The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Mariner takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Mariner that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Mariner, the subsidiary guarantors of the notes and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Mariner, the subsidiary guarantors of the notes, the trustee nor any agent of Mariner, the subsidiary guarantors of the notes or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Mariner that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Mariner. Neither Mariner nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Mariner that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Mariner, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A global note is exchangeable for certificated notes if:

(1) DTC (a) notifies Mariner that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Mariner fails to appoint a successor depositary;

(2) Mariner, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

Mariner will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Mariner will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Mariner expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or

Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Mariner or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of Mariner and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the fiscal year ending at least 91 days prior to the date of determination, which reserve report is prepared or audited by independent petroleum engineers as increased by, as of the date of determination, the discounted future net revenue of:

(i) estimated proved crude oil and natural gas reserves of Mariner and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, and

(ii) estimated crude oil and natural gas reserves of Mariner and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(iii) estimated proved crude oil and natural gas reserves of Mariner and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(iv) reductions in the estimated oil and natural gas reserves of Mariner and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such reserve report which would, in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report);

provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be estimated by Mariner’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of Mariner and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on Mariner’s books and records as of a date no earlier than the date of Mariner’s latest available annual or quarterly financial statements;

(c) the Net Working Capital (excluding, to the extent included in the determination of discounted future net revenues under clause (1)(a) above, any adjustments made pursuant to FAS 143) as of a date no earlier than the date of Mariner’s latest available annual or quarterly financial statements; and

(d) the greater of (i) the net book value as of a date no earlier than the date of Mariner’s latest available annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets of Mariner and its Restricted Subsidiaries as of a date no earlier than the date of Mariner’s latest available annual or quarterly financial statements (provided that Mariner shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed); minus

(2) the sum of:

(a) Minority Interests;

(b) any net natural gas balancing liabilities of Mariner and its Restricted Subsidiaries reflected in Mariner’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices in Mariner’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the same prices utilized in Mariner’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of Mariner and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (i)(a) (utilizing the same prices utilized in Mariner’s year-end reserve report), would be necessary to satisfy fully the obligations of Mariner and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If Mariner changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if Mariner were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a Production Payment or a sale and leaseback transaction); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Mariner and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Mariner’s Restricted Subsidiaries or the sale of Equity Interests held by Mariner or its Subsidiaries in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among Mariner and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of Mariner to Mariner or to a Restricted Subsidiary of Mariner;

(4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate the covenant described above under the caption “—Certain covenants—Restricted payments;”

(7) a Permitted Investment, including, without limitation, unwinding Hedging Obligations;

(8) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(9) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided , that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

(10) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by Mariner or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(11) any trade or exchange by Mariner or any Restricted Subsidiaries of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by Mariner or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by Mariner or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the option of holders—Asset sales;”

(12) the creation or perfection of a Lien (but not, except to the extent contemplated in clause (13) below, the sale or other disposition of the properties or assets subject to such Lien);

(13) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(14) the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of Mariner and its Restricted Subsidiaries; and

(15) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficial Ownership”, “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government ( provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mariner and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Mariner;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Mariner, measured by voting power rather than number of shares; or

(4) during any period of two consecutive years, Continuing Directors cease to constitute a majority of the Board of Directors of Mariner.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (together with any related provision for taxes and any related non-recurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, and minus

(6) the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(6) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(7) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133) will be excluded;

(8) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded; and

(9) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) or expenses (including without limitation, severance, relocation, other restructuring costs and expense arising from the transactions closing contemporaneously with the offering of the notes), and the related tax effects according to GAAP, shall be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Mariner who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 2, 2006 as amended as of the Issue Date, by and among Mariner and Mariner Energy Resources, Inc., as borrowers, Union Bank of California, N.A., as administrative agent and issuing lender, BNP Paribas, as syndication agent, and the lenders from time to time party thereto, providing for up to $540 million of revolving credit and term loan borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), supplemented or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, with respect to Mariner or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Debt Issuances” means, with respect to Mariner or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, or is so redeemable at the option of the holder thereof prior to such date, will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Mariner to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital

Stock provide that Mariner may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Mariner and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of Mariner that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Mariner.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) by Mariner after the Issue Date.

“Existing Indebtedness” means Indebtedness of Mariner and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Existing Senior Notes” means Mariner’s 7 1/2% senior notes due 2013.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Mariner (unless otherwise provided in the indenture), which determination will be conclusive for all purposes under the indenture.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date” ), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be deemed to have occurred on the first day of the four-quarter reference period and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions that have occurred or, in the reasonable judgment of the chief financial officer of Mariner, are reasonably expected to occur (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Mariner (other than Disqualified Stock) or to Mariner or a Restricted Subsidiary of Mariner.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to maintain financial statement conditions or otherwise), or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Guarantors” means each of:

(1) Mariner LP LLC, Mariner Energy Resources, Inc. and Mariner Energy Texas LP; and

(2) any other Subsidiary of Mariner that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and other arrangements or agreements designed to protect the Person entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than nine months after such property is acquired;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) representing any Hedging Obligations;

(8) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons; and

(9) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment);

provided that the indebtedness described in clauses (1), (2), (4) and (5) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness described in such clauses would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. Subject to clause (9) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture” );

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner” ); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets by such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s; or

(2) BBB− (or the equivalent) by S&P,

or, if either such entity ceases to rate the notes for reasons outside of Mariner’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which the notes have an Investment Grade Rating from a Rating Agency and no Default has occurred and is then continuing under the indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, advances or capital contributions (excluding endorsements of negotiable instruments and documents in the ordinary course of business, and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Mariner or any Restricted Subsidiary of Mariner sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Mariner such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Mariner, Mariner will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Mariner’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” The acquisition by Mariner or any Subsidiary of Mariner of a Person that holds an Investment in a third Person will be deemed to be an Investment by Mariner or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of original issuance of the notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Change” means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of Mariner and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

(1) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

(2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under “—Repurchase at the option of holders—Assets sales.”

“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary of Mariner that are not owned by Mariner or a Restricted Subsidiary of Mariner.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Mariner or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law be repaid out of the proceeds from such Asset Sale;

(3) all distributions and other payments required to be made to holders of Minority Interests in Subsidiaries or joint ventures as a result of such Asset Sale; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the assets disposed of in such Asset Sale and retained by Mariner or any Restricted Subsidiary after such Asset Sale.

“Net Working Capital” means (a) all current assets of Mariner and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of Mariner and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of Mariner prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Mariner nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Mariner or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Mariner or any of its Restricted Subsidiaries, except as contemplated by clause (26) of the definition of Permitted Liens.

“Note Guarantee” means the Guarantee by each Guarantor of Mariner’s Obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means:

(1) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties;

(2) the gathering, marketing, treating, processing (but not refining), storage, distribution, selling and transporting of any production from such interests or properties;

(3) any business relating to exploration for or development, production, exploitation, treatment, processing (but not refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; and

(4) any activity that is ancillary or complementary to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of Mariner or any of Mariner’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(1) a Subsidiary prior to the date on which such Subsidiary became a Restricted subsidiary; or

(2) a Person that was merged, consolidated or amalgamated into Mariner or a Restricted Subsidiary, provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated into Mariner or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) the Restricted Subsidiary or Mariner, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,”

(b) the Fixed Charge Coverage Ratio for the Restricted Subsidiary or Mariner, as applicable, would be greater than the Fixed Charge Coverage Ratio for such Restricted Subsidiary or Mariner immediately prior to such transaction, or

(c) the Consolidated Net Worth of the Restricted Subsidiary or Mariner, as applicable, would be greater than the Consolidated Net Worth of such Restricted Subsidiary or Mariner immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other restricted Hydrocarbon properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Investments” means:

(1) any Investment in Mariner or in a Restricted Subsidiary of Mariner;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Mariner or any Restricted Subsidiary of Mariner in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Mariner; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mariner or a Restricted Subsidiary of Mariner;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Mariner;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Mariner or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(9) loans or advances to employees in the ordinary course of business or consistent with past practice not to exceed $5.0 million in the aggregate at any one time outstanding;

(10) receivables owing to Mariner or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Mariner or any such Restricted Subsidiary deems reasonable under the circumstances;

(11) surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(12) Guarantees of Indebtedness permitted under the covenant contained under the caption “Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(13) guarantees by Mariner or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(14) Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into Mariner or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with the covenant described under “—Certain covenants—Merger, consolidated or sale of assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation;

(15) Permitted Business Investments;

(16) Investments received as a result of a foreclosure by Mariner or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(17) Investments in any units of any oil and gas royalty trust; and

(18) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed the greater of (a) 1.00% of Adjusted Consolidated Net Tangible Assets or (b) $10.0 million.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness incurred under the Credit Facilities pursuant to the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock”;

(2) Liens in favor of Mariner or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with Mariner or any Subsidiary of Mariner; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with Mariner or the Subsidiary and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with Mariner or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Mariner or any Subsidiary of Mariner; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens existing on the Issue Date;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Mariner and its Restricted Subsidiaries, taken as a whole;

(9) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings;

(10) pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security legislation;

(11) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Mariner or its Restricted Subsidiaries relating to such property or assets;

(12) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(13) any attachment or judgment Lien that does not constitute an Event of Default;

(14) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(15) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(16) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations with respect to, or the repair, improvement or construction cost of, assets or property acquired or repaired, improved or constructed in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under the indenture and does not exceed the cost of the assets or property so acquired or repaired, improved or constructed plus fees and expenses in connection therewith; and

(b) such Liens are created within 180 days of repair, improvement, construction or acquisition of such assets or property and do not encumber any other assets or property of Mariner or any of its Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto (including improvements);

(17) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Mariner in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by Mariner or any Restricted Subsidiary to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Mariner and its Restricted Subsidiaries in the ordinary course of business;

(19) Liens in respect of Production Payments and Reserve Sales;

(20) Liens on pipelines and pipeline facilities that arise by operation of law;

(21) farmout, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into in the ordinary course of business;

(22) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(23) Liens arising under the indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of the Indebtedness;

(24) Liens securing Hedging Obligations of Mariner and its Restricted Subsidiaries;

(25) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by Mariner or any of its Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or joint venture;

(26) Liens upon specific items of inventory, receivables or other goods or proceeds of Mariner or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock;” and

(27) Liens incurred in the ordinary course of business of Mariner or any Subsidiary of Mariner with respect to Obligations that do not exceed the greater of (a) $10.0 million at any one time outstanding and (b) 1.00% of the Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Obligations after giving pro forma effect to such incurrence and the application of proceeds therefrom.

“Permitted Refinancing Indebtedness” means any Indebtedness of Mariner or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of Mariner or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that :

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by Mariner or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by Mariner, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

Notwithstanding the foregoing, any Indebtedness incurred under Credit Facilities pursuant to the covenant described above under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” shall be subject to the refinancing provisions of the definition of “Credit Facilities” and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by Mariner or a Restricted Subsidiary of Mariner to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to Mariner or a Subsidiary of Mariner.

“Prospectus” means this prospectus.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Mariner (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the occurrence of:

(1) a decrease of one or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by either Rating Agency; or

(2) a withdrawal of the rating of the notes by either Rating Agency;

provided, however, that such decrease or withdrawal occurs on, or within 90 days before or after the earlier of (a) a Change of Control, (b) the date of public notice of the occurrence of a Change of Control or (c) public notice of the intention by Mariner to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency).

“Reference Date” means April 24, 2006.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Senior Debt” means:

(1) all Indebtedness of Mariner or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Mariner or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of Mariner or any of its Subsidiaries to Mariner or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of the indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by Mariner or any Restricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of Mariner (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement or any Indebtedness of a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Note Guarantee pursuant to a written agreement, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of Mariner that is designated by the Board of Directors of Mariner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “—Certain covenants—Transactions with affiliates,” is not party to any agreement, contract, arrangement or understanding with Mariner or any Restricted Subsidiary of Mariner unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mariner or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Mariner;

(3) is a Person with respect to which neither Mariner nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Mariner or any of its Restricted Subsidiaries, other than pursuant to a Note Guarantee.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Material United States federal tax considerations

The following is a summary of certain United States federal income and estate tax considerations relating to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions as of the date of this prospectus. These authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those described herein. This summary applies only to persons who hold the notes as capital assets and who acquire the notes for cash in this offering. This summary does not address tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any tax treaty. In addition, this discussion does not address tax considerations that are the result of a holder’s particular circumstances or of special rules, such as those that apply to holders subject to the alternative minimum tax, financial institutions, tax exempt organizations, insurance companies, dealers or traders in securities or commodities, regulated investment companies, real estate investment trusts, United States Holders (as defined below) whose “functional currency” is not the U.S. dollar, certain former citizens or former long-term residents of the United States, or persons who will hold the notes as a position in a hedging transaction, “straddle” or “conversion transaction.” If a partnership holds notes, then the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its consequences. We have not sought any ruling from the IRS with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

THE TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE APPLICATION TO SUCH CIRCUMSTANCES OF THE UNITED STATES FEDERAL TAX LAWS AS WELL AS TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States holders

As used in this discussion, “United States Holder” means a beneficial owner of notes that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust (i) if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payment of interest

Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your ordinary method of accounting for United States federal income tax purposes.

Market discount

Under the market discount rules of the Code, a United States Holder who purchases notes at a market discount will generally be required to treat any gain realized on the sale, exchange, retirement or other disposition of the notes as ordinary income to the extent of the accrued market discount that has not been previously included in income. A disposition of notes by gift, and certain other dispositions that would normally qualify for nonrecognition treatment, will also require a holder to include accrued market discount in income to the same extent as if the holder had sold the notes at their fair market value in a taxable transaction. Market discount is generally defined as the amount by which the United States Holder’s purchase price for notes is less than the notes’ stated redemption price at maturity (generally, the notes’ principal amount) on the date of purchase, subject to a statutory de minimis exception. In general, market discount accrues on a ratable basis over the remaining term of the notes unless the United States Holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis. A United States Holder who acquires notes at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such notes until the United States Holder disposes of the notes. A United States Holder who has elected to include market discount in income annually as such discount accrues will not be required to treat any gain realized on disposition as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS.

United States Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under the market discount rules, applicable elections, and any other consequences of the market discount rules that may apply to them in particular.

Amortizable bond premium

A United States Holder who purchases notes for an amount in excess of their principal amount will be considered to have purchased the notes at a premium. A United States Holder may elect to amortize the premium over the remaining term of the notes on a constant yield to maturity basis, except that, in some cases, amortizable bond premium may be determined by reference to an early call date. The amount amortized in any year will be treated as a reduction of the United States Holder’s interest income from the notes. A United States Holder who elects to amortize any premium on notes must reduce its tax basis in the notes by the amount of the premium amortized in any year. An election to amortize premium applies to all taxable debt obligations held by the United States Holder at the beginning of the first taxable year to which the election applies and to all such obligations thereafter acquired by the United States Holder and may be revoked only with the consent of the IRS. Premium on notes held by a United States Holder who does not make such an election will decrease the gain or increase the loss otherwise recognized on the disposition of the notes.

Election to use constant yield method

Under applicable Treasury regulations, a United States Holder may elect to include stated interest on the notes in income on a constant yield basis. Such an election could, in some instances, affect the timing of the inclusion of interest income and the treatment of market discount or amortizable bond premium. United States Holders should consult their own tax advisors as to the desirability and effects of such an election.

Disposition of the notes

Except as described above with respect to market discount, upon the sale, exchange, redemption, retirement or other taxable disposition of the notes, you generally will recognize capital gain or loss equal to the difference between:

•	the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the notes that you have not previously included in income, which will generally be taxable as ordinary income); and

•	your adjusted tax basis in the notes.

Any gain or loss that is recognized on the disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 15%; however, under current law the rate is scheduled to revert to 20% (18% for property held more than five years) for taxable years beginning after December 31, 2010. Your ability to deduct capital losses is subject to certain limitations.

Information reporting and backup withholding

In general, information reporting is required as to certain payments of principal and interest on the notes and on the disposition of notes unless you are a corporation or other exempt person. In addition, you will be subject to backup withholding (at a current rate of 28%) if you are not exempt and you fail to properly furnish a taxpayer identification number or if the IRS has notified you that you are subject to backup withholding.

Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Non-United States holders

As used in this tax discussion, “non-United States Holder” means any beneficial owner (other than a partnership) of notes that is not a United States Holder. The rules governing the United States federal income taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of certain of those rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND OTHER TAX LAWS, AS WELL AS FOREIGN TAX LAWS, INCLUDING ANY REPORTING REQUIREMENTS.

Payment of interest

Interest on the notes that you receive will not be subject to United States federal income tax or withholding tax if the interest is not effectively connected with your conduct of a trade or business in the United States and if you qualify for the portfolio interest exception. You will qualify for the portfolio interest exception if you:

•	do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a controlled foreign corporation related to us through stock ownership;

•	are not a bank whose receipt of interest on the notes is interest received pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	appropriately certify as to your foreign status.

You may meet the certification requirement listed above by providing to us or our agent a properly completed IRS Form W-8BEN. If the portfolio interest exception is not available to you, then payments of interest on the notes may be subject to United States federal income tax (which may be collected by withholding) at a rate of 30 percent or such lower rate as is provided by an applicable treaty.

Interest that is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by you in the United States) is not subject to withholding if you provide a properly completed IRS Form W-8ECI. However, you will generally be subject to United States federal income tax on such interest on a net income basis at rates applicable to United States persons generally. In addition, if you are a foreign corporation you may incur a branch profits tax on such interest equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to United States branch profits tax if these amounts are effectively connected with the conduct of your trade or business in the United States.

Disposition of the notes

You will generally not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of the notes unless the gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by you in the United States), or you are an individual present in the United States for 183 days or more in the taxable year in which such disposition occurs and certain other conditions are met. However, to the extent that the proceeds of disposition represent interest accruing between interest payment dates, you may be required to establish an exemption from United States federal income tax. See “—Non-United States holders—Payment of interest.”

Certain United States federal estate tax considerations for Non-United States holders

Notes beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will generally not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder’s death, payments with respect to such notes would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

Information reporting and backup withholding

Payments to a non-United States Holder of interest on notes, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-United States Holder.

United States backup withholding tax generally will not apply to payments of interest and principal on the notes to a non-United States Holder if the statement described in “—Non-United States holders—Payment of interest” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

Payment of the proceeds of a sale of notes effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding (at a current rate of 28%) unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of notes effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of notes effected outside the United States by such a broker if it:

•	is a United States person;

•	is a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount

J.P. Morgan Securities Inc.	$
Goldman, Sachs & Co.	$
BNP Paribas Securities Corp.	$
Calyon Securities (USA) Inc.	$
Raymond James & Associates, Inc.	$

Total		$200,000,000

The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to  % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to  % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $2.3 million, and are payable by us.

In the underwriting agreement, we have agreed that:

•	We will not offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus without the prior consent of J.P. Morgan Securities Inc.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

From time to time, the underwriters and their respective affiliates have provided investment banking, commercial banking and financial advisory services to us and our affiliates for which they have received customary compensation and expense reimbursement. The underwriters and their affiliates may in the future provide similar services.

An affiliate of BNP Paribas Securities Corp. is the syndication agent and joint lead arranger under our bank credit facility, and affiliates of J.P. Morgan Securities Inc. and Calyon Securities (USA) Inc. are also lenders under our bank credit facility. We intend to use the proceeds from the sale of the notes to repay indebtedness owed by us to affiliates of the underwriters who are lenders under our bank credit facility. See “Use of proceeds.”

Because more than 10% of the net proceeds from the sale of the notes will be used to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our bank credit facility, this offering is being conducted in accordance with the applicable requirements of Conduct Rule 2710(h)(1) of the National Association of Securities Dealers, Inc. Pursuant to that rule, if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the initial yield on the notes can be no lower than that recommended by a qualified independent underwriter. Raymond James & Associates, Inc. is acting as the “qualified independent underwriter” for the offering. In acting as the qualified independent underwriter, Raymond James & Associates, Inc. has performed due diligence investigations and participated in the preparation of this prospectus. Raymond James & Associates, Inc. will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Raymond James & Associates, Inc. in its capacity as qualified independent underwriter against certain liabilities under the Securities Act. The yield on the notes, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by Raymond James & Associates, Inc.

Legal matters

The validity of the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Akin Gump Strauss Hauer & Feld LLP.

Experts

The consolidated financial statements of Mariner Energy, Inc. as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006 and 2005, for the period from January 1, 2004 through March 2, 2004 (Pre-merger), and for the period from March 3, 2004 through December 31, 2004 (Post-merger) incorporated by reference into this prospectus from the Company’s Annual report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger of Mariner Energy, Inc.’s parent company on March 2, 2004) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of such firm as experts in accounting and auditing.

Independent petroleum engineers

The information included in or incorporated by reference into this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Mariner as of December 31, 2004, 2005 and 2006 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as experts in these matters.

Prospectus
35,615,400 Shares
Common Stock
     This prospectus relates to up to 35,615,400 shares of the common stock of Mariner Energy, Inc., which may be offered for sale by the selling stockholders named in this prospectus. The selling stockholders acquired the shares of common stock offered by this prospectus in private equity placements. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.
     We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Because all of the shares being offered under this prospectus are being offered by selling stockholders, we cannot currently determine the price or prices at which our shares of common stock may be sold under this prospectus. Shares of our common stock are listed on the New York Stock Exchange under the symbol “ME.” On March 29, 2007, the closing price of our common stock as reported on the New York Stock Exchange was $18.98 per share. Please read “Plan of Distribution.”
     Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference herein, for a discussion of certain risk factors that you should consider before investing in our common stock.
     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 30, 2007.

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, the selling stockholders may offer shares of our common stock in one or more offerings. A prospectus supplement, if any, may add to, update or change the information contained in this prospectus. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” Except where the context requires otherwise, in this prospectus, references to Mariner, the “Company,” “we,” “us” and “our” refer to Mariner Energy, Inc.
ABOUT MARINER ENERGY, INC.
          Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico, both shelf and deepwater, and the Permian Basin in West Texas. For the year ended December 31, 2006, our total net production was approximately 80.5 Bcfe. Mariner’s principal executive offices are located at One Briar Lake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042, telephone (713) 954-5500.
WHERE YOU CAN FIND MORE INFORMATION
          Mariner files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Mariner has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Mariner at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
          This prospectus is part of a registration statement we have filed with the SEC relating to the securities the selling stockholders may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

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          The SEC allows us to “incorporate by reference” the information Mariner has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Mariner files with the SEC will automatically update and supersede this information. The documents we incorporate by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended) are:
•	Our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007;

•	Our current report on Form 8-K/A filed with the SEC on March 31, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on February 10, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
          Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:
Mariner Energy, Inc.
One BriarLake Plaza, Suite 2000
2000 West Sam Houston Parkway South
Houston, Texas 77042
Telephone Number: (713) 954-5500
Attention: General Counsel
          You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
          Various statements contained in or incorporated by reference into this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are

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inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference into this prospectus, and elsewhere in this prospectus. These risks, contingencies and uncertainties relate to, among other matters, the following:
•	the volatility of oil and natural gas prices;

•	discovery, estimation, development and replacement of oil and natural gas reserves;

•	cash flow, liquidity and financial position;

•	business strategy;

•	amount, nature and timing of capital expenditures, including future development costs;

•	availability and terms of capital;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	operating costs and other expenses;

•	prospect development and property acquisitions;

•	risks arising out of our hedging transactions;

•	marketing of oil and natural gas;

•	competition in the oil and natural gas industry;

•	the impact of weather and the occurrence of natural events and natural disasters such as loop currents, hurricanes, fires, floods and other natural events, catastrophic events and natural disasters;

•	governmental regulation of the oil and natural gas industry;

•	environmental liabilities;

•	developments in oil-producing and natural gas-producing countries;

•	uninsured or underinsured losses in our oil and natural gas operations;

•	risks related to our level of indebtedness;

•	the merger, including strategic plans, expectations and objectives for future operations, and the realization of expected benefits from the transaction; and

•	disruption from the merger making it more difficult to manage Mariner’s business.

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USE OF PROCEEDS
          We will not receive any of the proceeds from the sale of the shares of common stock offered by selling stockholders under this prospectus. Any such proceeds will be received by the selling stockholders.
DIVIDEND POLICY
          We do not expect to pay dividends in the near future. Our credit and senior notes facilities contain restrictions on the payment of dividends to stockholders.
SELLING STOCKHOLDERS
          This prospectus covers shares currently owned by an affiliate of our former sole stockholder as well as shares sold in our private equity placement in March 2005. Some of the shares sold in the private equity placement were sold directly to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act. In addition, we and our former sole stockholder sold shares to Friedman, Billings, Ramsey & Co., Inc. (“FBR”), who acted as initial purchaser and sole placement agent in the offering. FBR sold the shares it purchased from us and our sole stockholder in transactions exempt from the registration requirements of the Securities Act to persons that it reasonably believed were “qualified institutional buyers,” as defined by Rule 144A under the Securities Act or to non-U.S. persons pursuant to Regulation S under the Securities Act. An affiliate of our former sole stockholder, the selling stockholders who purchased shares from us or FBR in the private equity placement and their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. Some of the shares reflected in the following table were issued as restricted stock to our employees pursuant to our Equity Participation Plan.
          The following table sets forth information about the number of shares owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.
          The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read “Plan of Distribution.”
          Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
ACON E&P, LLC(1)	394,044	*
ACON Investments LLC(2)	178,627	*
Acorn Overseas Securities Co	2,600	*
Alexander, Leslie	570,000	*
Alexandra Global Master Fund, Ltd	300,000	*

4

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Alexis A. Shehata-Personal Portfolio	1,840	*
Allied Funding, Inc.	17,000	*
America	40,000	*
Anderson, William J.(3)	22,673	*
Anima S.G.R.P.A.	112,000	*
Anita L. Rankin Revocable Trust-U/A DTD 4/28/1995-Anita L. Rankin, TTEE	380	*
Ann K. Miller-Personal Portfolio	6,300	*
Anne Marie Romer-Personal Portfolio	1,290	*
Anthony L. Kremer Revocable Living Trust-U/A DTD 1/27/1998-Anthony L. Kremer TTEE	1,000	*
Anthony L. Kremer-IRA	1,010	*
Atlas (QP), LP	5,550	*
Atlas Capital ID Fund LP	875	*
Atlas Capital (Q.P.), L.P.	50,809	*
Atlas Capital Master Fund Ltd.	107,846	*
Atlas Master Fund	10,920	*
Auto Disposal Systems-401(k)-All Cap Value Account	650	*
Auto Disposal Systems-401(k)-Balanced 60 Account	480	*
Auto Disposal Systems-401(k)-Small Cap Value Account	850	*
Aviation Sales Inc.-401(k) Profit Sharing Plan-Rick J. Penwell TTEE	1,470	*
Axia Offshore Partners, LTD	9,315	*
Axia Partners Qualified, LP	95,739	*
Axia Partners, LP	42,136	*
Baker-Hazel Funeral Home, Inc.-401(k) Plan	550	*
Baker-Hazel Funeral Home-Corporate Investment Fund	330	*
Banks, Michael R.(3)	7,935	*
Basso Fund Ltd.	21,100	*
Basso Multi-Strategy Holding Fund Ltd	78,700	*
Basso Private Opportunities Holding Fund Ltd.	40,800	*
BBT Fund, L.P.	505,811	*
BBVA	321,429	*
Beach, Patrick & Christine JTWROS	6,666	*
Bear Stearns Sec. Corp. Cust. FBO Emerson Partners	50,000	*
Bear Stearns Sec. Corp. Cust. FBO J. Steven Emerson IRA R/O II	720,000	*
Bear Stearns Sec. Corp. Cust. FBO J. Steven Emerson Roth IRA	420,000	*
Bear Stearns Sec. Corp. Cust. FBO J. Steven Emerson	186,000	*
Belmont, Francis E	1,500	*
Bennett Family LLC	2,000	*
Benny L. & Alexandra P. Tumbleston JT WROS	1,890	*
Bermuda Partners, LP	33,000	*
Black Sheep Partners, LLC	33,177	*
Black Sheep Partners II, LLC	10,973	*
BLT Enterprises, LLLP-Partnership	1,100	*
Blueprint Partners, L.P.	20,000	*
Borman, Casey J.	5,000	*
Boston Partners Asset Management, LLC(4)	536,115	*
Bradley J. Hausfeld-IRA	400	*
Brady Retirement Fund L.P.	27,500	*
Brunswick Master Pension Trust	23,600	*
Bushman, Teresa G.(7)	137,170	*
Caisse de depot et placement du Quebec(8)	1,501,586	1.74%
Calm Waters Partnership	201,500	*
Campbell, Thomas M.(3)	46,932	*
Canyon Capital Balanced Equity Master Fund, Ltd(4)	71,429	*
Canyon Value Realization Fund (Cayman) Ltd.(4)	500,000	*
Canyon Value Realization Fund L.P.(4)	121,428	*
Canyon Value Realization MAC- 18 Ltd(4)	7,143	*
Cap Fund, L.P.	185,619	*
Carmine and Wendy Guerro Living Trust-U/A DTD 7/31/2000-C Guerro and W Guerro, TTEES	1,080	*

5

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Carmine Guerro-IRA Rollover	2,090	*
Carol D. Shellabarger Green-Revocable Trust DTD 4/21/00-Carol Downing Green TTEE	890	*
Carol Downing Green-IRA	470	*
Carol V. Hicks-Personal Portfolio	30	*
Carter, Debra R.(3)	5,441	*
Castle Rock Fund Ltd	126,800	*
Castlerock Partners II, L.P.	15,800	*
Castlerock Partners, L.P.	392,000	*
Catalyst Fund Offshore Ltd.	6,434	*
Caxton International Limited(4)	714,200	*
CDP Infrastructure Funds G.P.(8)	1,330,950	1.54%
Ceisel, Charles B	1,500	*
Chamberlain Investments Ltd.	18,794	*
Charles L. & Miriam L. Bechtel-Joint Personal Portfolio	450	*
Cheyne Special Situations Fund LP	757,000	*
Chimermine, Lawrence	2,000	*
Christine Hausfeld-IRA	160	*
Christopher M. Ruff-IRA Rollover	200	*
Cindu International Pension Fund	2,900	*
Citi Canyon Ltd.(4)	7,143	*
Clam Partners, LLC	70,000	*
Clark Manufacturing Co.-Pension Plan DTD 5/16/1998-John A. Barron TTEE	180	*
Clark Manufacturing Co.-PSP DTD 5/16/98-John A. Barron TTEE	360	*
Concentrated Alpha Partners, L.P.	185,619	*
Congress Ann Hazel-IRA	590	*
Cynthia Mollica Barron-Personal Portfolio	150	*
David Keith Ray-IRA	940	*
David M. Morad Jr.-IRA Rollover	2,800	*
David R. Kremer Revocable Living Trust-DTD 5/7/1996-David R. Kremer & Ruth E. Kremer, TTEES	1,230	*
Davis, John L.(3)	17,005	*
DB AG London(4)	53,571	*
Deanne W. Joseph-IRA Rollover	370	*
Deephaven Event Trading Ltd.(4)	1,176,135	1.36%
Deephaven Growth Opportunities Trading Ltd.(4)	481,770	*
Delaware Street Capital Master Fund, L.P.	1,210,750	1.40%
Dickerson, Estelle E.(3)	7,935	*
Dinger, Blaine E.(3)	17,005	*
Dominguez, Melissa D.(3)	3,173	*
Don A. Keasel and Judith Keasel-JTWROS	120	*
Don Keasel-IRA Rollover	810	*
Donald G. Tekamp Revocable Trust-DTD 8/16/2000-Donald G. Tekamp TTEE	1,460	*
Donald L. and Edythe Aukeman-Joint Personal Portfolio	400	*
Donald L. Aukerman-IRA	620	*
Donna M. Ruff-IRA Rollover	80	*
Dorothy W. Savage-Kemp-IRA	440	*
Dorothy W. Savage-Kemp-TOD	820	*
Douglas & Melissa Marchal-Joint Personal Portfolio	290	*
Dr. Donald H. Nguyen & Lynn A. Buffington-JTWROS	540	*
Dr. Juan M. Palomar-IRA Rollover	1,520	*
Drake Associates, L.P.	53,929	*
Duke, James A.(3)	10,203	*
Edenworld International Ltd.	9,636	*
Edison Sources Ltd.	33,600	*
Edward W. Eppley-IRA — SEP	600	*
Edwards, Susan R.(3)	5,895	*
Edythe M. Aukeman-IRA	140	*

6

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Elaine S. Berman Trust-DTD 6/30/95-Elaine S. Berman TTEE	550	*
Elaine S. Berman-Inherited IRA-Beneficiary of Freda Levine	460	*
Elaine S. Berman-SEP-IRA	540	*
Electrical Workers Pension Funds Part A	1,855	*
Electrical Workers Pension Funds Part B	1,335	*
Electrical Workers Pension Funds Part C	645	*
Emerson Electric Company	32,300	*
Emerson Partners	60,000	*
Emerson, J. Steven	200,000	*
Emerson, J. Steven IRA R/O II	740,000	*
Emerson, J. Steven Roth IRA	400,000	*
Empyrean Capital Fund	96,250	*
Empyrean Capital Overseas Benefit Plan Fund, Ltd.	18,462	*
Empyrean Capital Overseas Fund, Ltd.	160,288	*
Endeavor Asset Management	20,000	*
Ernst Enterprises-Deferred Compensation DTD 05/20/90-fbo Mark Van de Grift	1,360	*
Evan L. Julber-IRA	9,000	*
Excelsior Value and Restructuring Fund	1,500,000	1.74%
Farallon Capital Institutional Partners II, L.P.	5,400	*
Farallon Capital Institutional Partners III, L.P.	6,400	*
Farallon Capital Institutional Partners, L.P.	65,600	*
Farallon Capital Offshore Investors, Inc.	124,006	*
Farallon Capital Offshore Investors II, L.P.	61,994	*
Farallon Capital Partners, L.P.	99,086	*
Farvane Limited	2,617	*
FBO Marjorie G. Kasch-U/A/D 3/21/80-Thomas A. Holton TTEE	700	*
Fidelity Contrafund(5)	1,847,200	2.14%
Fidelity Management Trust Company on behalf of accounts managed by it(6)	4,400	*
Fidelity Puritan Trust: Fidelity Balanced Fund(5)	516,300	*
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund(5)	1,831,700	2.12%
Fidelity Securities Fund: Fidelity Small Cap Growth Fund(5)	75,000	*
Fidelity Securities Fund: Fidelity Small Cap Value Fund(5)	200,000	*
Fisher, William F.(3)	56,682	*
Flagg Street Offshore, LP	103,538	*
Flagg Street Partners LP	34,345	*
Flagg Street Partners Qualified LP	37,117	*
Fleet Maritime, Inc.	33,139	*
Folksam	35,000	*
Fondo America	40,000	*
Fondo Attivo	17,000	*
Fondo Trading	55,000	*
Fort Mason Master, L.P.	501,829	*
Fort Mason Partners, L.P.	33,171	*
Framtidsfonden	25,000	*
Gallatin, Ronald	25,000	*
Gary M. Youra, M.D.-IRA Rollover	2,060	*
Geary Partners	95,000	*
George Hicks-Personal Portfolio	860	*
George & Carol V. Hicks Joint Personal Portfolio	30	*
Gerald Allen-IRA	420	*
Gerald E. & Deanne W. Joseph-Combined Portfolio	1,180	*
Gerald J. Allen-Personal Portfolio	3,580	*
GLG Market Neutral Fund	178,570	*
GLG North American Opportunity Fund	850,000	*
Global Capital Ltd.	20,000	*
GMI Master Retirement Trust	33,395	*
Goins, Rebecca L.(3)	5,441	*
Goldman Sachs & Co., Inc.(4)	317,756	*
Goldstein, Robert B. & Candy K	4,000	*

7

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Gracie Capital International	75,000	*
Gracie Capital LP	150,000	*
Greek, Cathy & Frank	3,900	*
Gregory A. & Bibi A. Reber-Joint Personal Portfolio	580	*
Gregory J. Thomas-IRA—SEP	370	*
Grelsamer, Philippe	2,500	*
Gruber & McBaine International	15,140	*
Guggenheim Portfolio Company LLC	40,000	*
Guggenheim Portfolio Company XII LLC	35,700	*
H. Joseph & Rosemary Wood-Joint Personal Portfolio	880	*
Hagan, Dawn E.(3)	5,895	*
Hancock, David H	13,300	*
Hansen, Judd A.(7)	158,709	*
Harbor Advisors, LLC FBO Butterfield Bermuda General Account	20,000	*
Harold & Congress Hazel Trust-U/A DTD 4/21/1991-Congress Ann Hazel, TTEE	740	*
Harold A. & Lois M. Ferguson-Joint Personal Portfolio	1,040	*
Hartley, Steven C.(3)	2,267	*
HCM Energy Holdings LLC	78,571	*
HedgEnergy Master Fund LP	120,000	*
HFR HE Systematic Master Trust	28,500	*
Highbridge Event Driven/Relative Value Fund, L.P.(4)	98,702	*
Highbridge Event Driven/Relative Value Fund, Ltd(4)	760,441	*
Highbridge International LLC(4)	671,428	*
Highland Equity Focus Fund, LP	70,000	*
Highland Equity Fund, LP	30,000	*
HSBC Guyerzeller Trust Company	12,630	*
Hsien-Ming Meng-IRA Rollover	990	*
Idnani, Rajesh	7,500	*
Institutional Benchmarks Master Fund, Ltd(4)	7,143	*
Ironman Energy Capital, L.P.	70,000	*
James R. Goldstein-Personal Portfolio	570	*
Jan Munroe Trust(4)	10,000	*
Janice S. Hamon-Personal Portfolio	410	*
Jeannine E. Philpot-Personal Portfolio	820	*
JMG Capital Partners, LP	125,000	*
JMG Triton Offshore Fund Ltd	125,000	*
John & Betty Eubel-Combined Portfolio	5,100	*
John & Lisa O’Neil-Joint Personal Portfolio	1,290	*
John A. Barron-IRA Rollover	2,300	*
John A. Barron-Personal Portfolio	170	*
John A. Barron-Personal Portfolio	390	*
John B. Maynard Jr.-Irrevocable Trust U/A DTD 12/12/93-John B. Maynard Sr., TTEE	320	*
John C. & Sarah L. Kunesh-JTWROS	610	*
John F. Carroll-IRA—SEP	130	*
John H. Lienesch-IRA	2,080	*
John Hancock Funds II	37,240	*
John Hancock Trust	41,800	*
John M. Walsh, Jr.-IRA Rollover	980	*
John O’Meara-IRA Rollover	400	*
John T. Dahm-IRA	1,870	*
Johnson, Richard J.	10,000	*
Johnson Revocable Living Trust	10,000	*
Jon D. and Linda W. Gruber Trust	15,100	*
Jon R. Yenor-IRA Rollover	910	*
Jon R. Yenor & Caroline L. Breckner-Joint Tenants	1,230	*
Joseph D. Maloney-Personal Portfolio	810	*
Joseph F. & Mary K. Scullion-Combined Portfolio	1,400	*
Josey, Scott D.(7)	680,181	*
Judith Keasel-IRA Rollover	340	*

8

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Julber, Evan L	4,000	*
Kandythe J. Miller-Combined Portfolio	850	*
Kathleen J. Lienesch Family Trust-DTD 2/2/00-Kathleen J. Lienesch TTEE	1,500	*
Kathleen J. Lienesch-IRA	240	*
Kathryn A. Leeper-Revocable Living Trust DTD 06/29/95-Kathryn A. Leeper, TTEE	540	*
Keith L. Aukeman-IRA Rollover	1,600	*
Kenneth E. Shelton-IRA Rollover	820	*
Kettering Anesthesia Associates-Profit Sharing Plan-FBO David J. Pappenfus	1,230	*
Kevin E. Slattery-Trust B DTD 5/17/99-De Ette Rae Hart TTEE	1,270	*
Kirby C. Leeper-IRA Rollover	590	*
Koehler, Anne C.(3)	14,737	*
Lagunitas Partners LP	69,760	*
Lamb Partners LP	165,600	*
Lanza III, Nick(3)	7,935	*
Larry & Marilyn Lehman-Combined Portfolio	1,600	*
Lawrence J. Harmon Trust A-DTD 1/29/2001-G Harmon & T Harmon & H Wall TTEES	680	*
Leo K. & Katherine H. Wingate-Joint Personal Portfolio	580	*
Lester J. & Susan A. Chamock-JTWROS	2,140	*
Lester, Ricky G.(7)	30,608	*
Linda M. Meister-Personal Portfolio	1,000	*
LJB Inc. Savings Plan & Trust-U/A DTD 1/1/1985 FBO T. Beach-Stephen D. Williams TTEE	490	*
Loegering, Cory L.(7)	124,700	*
Long, Annette R.(3)	7,482	*
Loyola University Employee’s Retirement Plan Trust	8,400	*
Loyola University of Chicago Endowment Fund	8,450	*
MA Deep Event, Ltd.(4)	114,095	*
Magnetar Capital Master Fund, L.P.	90,000	*
Margaret S. Adam Revocable TRUST-DTD 4/10/02-Margaret S. Adam, TTEE	360	*
Marily E. Lipson-IRA	140	*
Marilyn E. Lehman-IRA Rollover	1,600	*
Martha S. Senklw-Revocable Living Trust DTD 11/02/98-Martha S. Senkiw, TTEE	240	*
Martin J. Grunder, Jr.-IRA—SEP	450	*
Marvin E. Nevins-Personal Portfolio	920	*
Mary Ellen Kremer Living Trust-U/A DTD 01/27/1998-Mary Ellen Kremer TTEE	1,100	*
Mary K. Scullion-IRA	1,400	*
Maureen K. Aukeman-Personal Portfolio	190	*
Maureen K. Aukerman-IRA Rollover	880	*
McClung, Emily R.(3)	9,069	*
McCullough, Michael C.(3)	19,272	*
Melendrez, Jesus G.(7)	137,170	*
Melodee Ruffo-Combined Portfolio	720	*
Metal Trades	4,500	*
Miami Valleo Cardiologists, Inc.-Profit Sharing Plan Trust-EBS Small Cap	6,800	*
Miami Valley Cardiologists, Inc.-Profit Sharing Plan Trust-EBS Equity 100	10,060	*
Michael & Marilyn E. Lipson-JTWROS	290	*
Michael A. Houser & H. Stephen Wargo-JTWROS	270	*
Michael F. & Renee D. Ciferri-Joint Personal Portfolio	700	*
Michael G. & Dara L. Bradshaw-Combined Portfolio	1,440	*
Michael G. Lunsford-IRA	640	*
Michael J. Suttman-Personal Portfolio	620	*
Michael Lipson-IRA	190	*
Milo Noble-Personal Portfolio	3,690	*

9

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Minnesota Mining & Manufacturing Company	184,300	*
Molohon, Richard A.(7)	56,682	*
Monte R. Black-Personal Portfolio	5,380	*
Morgan Stanley & Co. Incorporated(4)	500,000	*
Muellenberg, Jerry L.(3)	6,802	*
Mulholland Fund, L.P.	13,800	*
Munder Micro-Cap Equity Fund(4)	144,000	*
Neal L. & Kandythe J. Miller-Joint Personal Portfolio	560	*
Neal L. Miller-IRA Rollover	270	*
Neelam Idnani Julian	7,500	*
Nemeth, Denise A.(3)	13,604	*
Northwestern Mutual Life Insurance(4)	1,775,714	2.06%
Ospraie Portfolio Ltd	1,100,000	1.28%
OZ Master Fund, Ltd.	527,464	*
Pam Graeser-Personal Portfolio	430	*
Parsons, Thomas B.	1,000	*
Passport Master Fund, LP	224,000	*
Passport Master Fund II, LP	176,000	*
Patricia A. Kremer Revocable Trust -DTD 4/29/04-Donald G. Kremer, TTEE	1,250	*
Patricia Meyer Dorn-Personal Portfolio	2,800	*
Paul R. & Dina E. Cmkovich-Joint Personal Portfolio	4,750	*
Paul S. & Cynthia J. Guthrie-Joint Personal Portfolio	1,530	*
Paul S. Guthrie-IRA	130	*
Paul W. Nordt III-IRA Rollover	80	*
Paul W. Nordt III-IRA Rollover—401(k)	1,390	*
Peck Family Investments, Ltd.	1,090	*
Peter & Noreen McInnes-Combined Portfolio	8,800	*
Peter D. Senkiw-Revocable Living Trust DTD 11/02/98-Peter D. Senkiw, TTEE	320	*
Peter R. Newman-IRA Rollover	2,430	*
Philip M. Haisley-IRA Rollover	330	*
Plemons, Melanie O.(3)	6,802	*
Polasek, Dalton F.(7)	308,349	*
Poole, Richard A.(3)	9,069	*
Precept Capital Master Fund, G.P.	20,000	*
Presidio Partners	127,500	*
Prism Partners I, L.P.	114,782	*
Prism Partners II Offshore Fund	42,857	*
Prism Partners III Leveraged L.P.	137,738	*
Prism Partners IV Leveraged Offshore Fund	160,694	*
Producers-Writers Guild of America	11,700	*
Rae, Rita-Roxanne R.(3)	9,069	*
Raymond W. Lane-Personal Portfolio	1,700	*
Raytheon Company Combined DB/DC Master Trust	23,000	*
Raytheon Master Pension Trust	96,100	*
Rebecca A. Nelson-IRA Rollover	1,200	*
Reed, Sammy D.(3)	13,604	*
Renee D. Ciferri-IRA Rollover	410	*
Richard D. Smith-Combined Portfolio	1,300	*
Richard H. LeSourd, Jr.-IRA—SEP	1,200	*
Richard, Karen A.(3)	9,069	*
Robert A. Riley Beneficiary-Inherited IRA	1,390	*
Robert A. Riley-Revocable Family Trust DTD 5/8/97-Robert A. Riley TTEE	380	*
Robert F. Mays Trust-DTD 12/7/95-Robert F. Mays TTEE	1,470	*
Robert N. Sturwold-Personal Portfolio	520	*
Robert W. Lowry-Personal Portfolio	2,020	*
Ronald Lee Devore MD & Duneen Lynn Devore-JTWROS	270	*
Rosemary Winner Wood-IRA	650	*
Russell, Gregory D.(3)	1,134	*
Ruth E. Kremer Revocable Living Trust-DTD 5/7/96-David R. Kremer & Ruth E. Kremer, TTEES	830	*

10

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
SAB Capital Partners, L.P.	1,098,083	1.27%
SAB Overseas Master Fund, L.P.	1,157,617	1.34%
Sandra E. Nischwitz-Personal Portfolio	1,240	*
Savannah International Longshoremen’s Association Employers Pension Trust	10,200	*
Seneca Capital International Ltd	446,200	*
Seneca Capital LP	215,400	*
Seneca Capital II LP	1,100	*
Settegast, Cynthia L.(3)	7,482	*
SF Capital Partners Ltd(4)	224,500	*
Sharon A. Lowry-IRA-Robert W. Lowry, POA	1,560	*
Sisters of St. Joseph Carondelet	4,700	*
Slovin, Bruce	10,000	*
Sniper Fund	3,300	*
Sound Energy Capital Offshore Fund, Ltd.	41,900	*
Soundpost Capital, LP	9,000	*
Soundpost Partners, LP	9,000	*
Southport Energy Plus Offshore Fund, Inc.	139,300	*
Southport Energy Plus Partners L.P.	318,800	*
Sprain, Janet E.(3)	8,389	*
Spring Street Partners L.P.	40,000	*
SRI Fund, L.P.	22,856	*
Stanley J. Katz-IRA	350	*
State Street Research Energy & Natural Resources Hedge Fund LLC	147,300	*
Steamfitters	1,745	*
Steven & Victoria Conover-Joint Personal Portfolio	470	*
Steven M. Rebecca A. Nelson-Combined Portfolio	1,200	*
Susan J. Gagnon-Revocable Living Trust UA 8/30/95-Susan J. Gagnon TTEE	2,100	*
Talkot Fund, L.P.	40,000	*
Tanya P. Hrinyo Pavlina-Revocable Trust DTD 11/21/95-Tanya P. Hrinyo Pavlina TTEE	1,200	*
Tetra Capital Partners, LP	8,000	*
The Anderson Family-Revocable Trust, DTD 09/23/02-J. Kendall & Tamera L. Anderson, TTEES	1,740	*
The Catalyst Fund Offshore, Ltd.	3,242	*
The Charles T. Walsh Trust-DTD 12/6/2000-Charles T Walsh TTEE	2,500	*
The Edward W. & Frances L. Eppley-Combined Portfolio	600	*
The Foursquare Foundation(4)	4,200	*
The Johnson Irrevocable Living Trust DTD May 1998	10,000	*
The Killen Family Revocable Living Trust DTD 4/27/2004 Terry L. Killen and/or Esther H. Killen	1,560	*
The Louis J. Thomas-Irrevocable Trust DTD 12/6/2000-Gregory J. Thomas, TTEE	530	*
Thomas L. Hausfeld-IRA	250	*
Thomas V. & Charlotte E. Moon Family Trust-Joint Personal Trust	740	*
Timothy A. Pazyniak-IRA Rollover	2,830	*
Timothy J. and Karen A. Beach-JTWROS	460	*
Tinicum Partners, L.P.	1,800	*
TNM Investments LTD-Partnership	310	*
Touradji Global Resources Master Fund, Ltd.	497,000	*
Town of Darien Employee Pension	3,300	*
Town of Darien Police Pension	2,900	*
TPG-Axon Partners (Offshore), Ltd	768,783	*
TPG-Axon Partners, LP	495,017	*
Treaty Oak Ironwood	74,295	*
Treaty Oak Master Fund	59,235	*
Tumbleston-JTWROS	1,890	*

11

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Turnberry Asset Management	10,000	*
United Capital Management	17,000	*
University of Richmond Endowment Fund	10,400	*
University of Southern California Endowment Fund	23,000	*
Van den Bold, Michiel C.(7)	226,727	*
Variable Insurance Products Fund II: Contrafund Portfolio(2)	527,600	*
Verizon	122,700	*
Verle McGillivray-IRA Rollover	680	*
Victoire Finance et Aestion BV	35,714	*
Virginia & Edward O’Neil JTWROS	1,650	*
Walter A. Mauck-IRA Rollover	870	*
Warren Foundation	25,000	*
Wildlife Conservation Society	5,800	*
William J. Turner Revocable Living Trust-DTD 05/20/98 Schwab Account-William J. Turner, TTEE	570	*
William U. Warren Fund K	25,000	*
Wooster Capital, LP	33,500	*
Wooster Offshore Fund, Ltd.	70,000	*
York Capital Management, L.P.	119,058	*
York Credit Opportunities Fund L.P.	97,046	*
York Global Value Partners, L.P.	122,363	*
York Investment Limited	528,684	*
York Select Unit Trust	103,376	*
York Select, L.P.	124,473	*
Yvette Van de Grift-Personal Portfolio	220	*
Zelin, Leonard IRA	40,000	*

*	Less than 1%.

(1)	Following our merger in March 2004, but prior to our private equity placement in March 2005, MEI Acquisitions Holdings, LLC, an affiliate of ACON E&P, LLC, was our sole stockholder. At the time of the private equity placement, MEI Acquisitions Holdings, LLC was managed by a board of managers consisting of four of our directors, Messrs. Ginns, Aronson, Lapeyre and Leuschen and two of our former directors, Messrs. Beard and Lancaster. See “Certain Transactions with Affiliates and Management” in Mariner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference herein.

(2)	The shares beneficially owned by ACON Investments LLC are held by MEI Investment Holdings, LLC. See “Certain Transactions with Affiliates and Management” in Mariner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference herein.

(3)	Employee or former employee of Mariner.

(4)	Broker-dealer or an affiliate of a broker-dealer.

(5)	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,997,800 shares of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

The Fund is an affiliate of a broker-dealer. The Fund purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares.

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(6)	Shares indicated as owned by the entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company (“FMTC”) serves as trustee or managing agent. FMTC is a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 4,400 shares of the common stock of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 4,400 shares and sole power to vote or to direct the voting of 4,400 shares of common stock owned by the institutional account(s) as reported above.

(7)	Executive officer of Mariner except Ricky G. Lester, who resigned October 16, 2006.

(8)	Selling stockholder Caisse de depot et placement du Quebec, a crown agency (i.e., governmental agency), is the controlling shareholder of selling stockholder CDP Infrastructure Funds G.P.

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PLAN OF DISTRIBUTION
          We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the Registration Rights Agreement we entered into with selling stockholders, we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.
          The common stock offered by this prospectus may be sold from time to time to purchasers:
•	directly by the selling stockholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
          The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under “Selling Stockholders”) are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
          The common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
          These sales may be effected in one or more transactions:
•	on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

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•	through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
          In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:
•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
          To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. The maximum amount of compensation to be received by any participating NASD member will not exceed 8% of the total proceeds of the offering.
          Our common stock is listed on the New York Stock Exchange under the symbol “ME.” However, we can give no assurances as to the development of liquidity or any trading market for the common stock.
          There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
          The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
          We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

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          We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.
DESCRIPTION OF CAPITAL STOCK
          The authorized capital stock of Mariner consists of 180 million shares of common stock, par value of $.0001 each, and 20 million shares of preferred stock, par value of $.0001 each.
          The following summary of the capital stock and certificate of incorporation and bylaws of Mariner does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.
Common Stock
          As of December 31, 2006, there were a total of 86,375,840 shares of our common stock issued and outstanding. Our board of directors has reserved 6,500,000 shares for issuance as restricted stock or upon the exercise of stock options granted or that may be granted under our Stock Incentive Plan, as amended or restated from time to time (“Stock Incentive Plan”), approximately 4,862,132 of which, as of December 31, 2006, remained available for grant as restricted stock or subject to options. In addition, our board of directors reserved 156,626 shares of common stock for issuance upon exercise of options granted to certain former employees of Forest or Forest Energy Resources that became employees of Mariner Energy Resources, Inc. in connection with the Forest Energy Resources merger (“Rollover Options”). These options are governed by nonstatutory stock option agreements with Mariner Energy, Inc. and are not covered by its Stock Incentive Plan. As a result of forfeitures due to employment terminations, the maximum number of shares of common stock that could be subject to Rollover Options is 94,402 as of December 31, 2006. Holders of our common or restricted stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock. Our certificate of incorporation requires approval of 80% of the shares entitled to vote for the removal of a director or to adopt, repeal or amend certain provisions in our certificate of incorporation and bylaws. See “—Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws”.
          Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Liability and Indemnification of Officers and Directors
          Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the

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liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and bylaws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.
Preferred Stock
          Our certificate of incorporation authorizes the issuance of up to 20 million shares of preferred stock and no preferred shares are outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by the board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by the board of directors. The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders.
          Approval by the stockholders of the authorization of the preferred stock gave the board of directors the ability, without stockholder approval, to issue these shares with rights and preferences determined by the board of directors in the future. As a result, Mariner may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.
Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws
     General
          Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.
     Classified Board
          Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.
     Filling Board of Directors Vacancies; Removal
          Our certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation provides, in accordance with Delaware General Corporation Law, that the stockholders may remove directors only by a super-majority vote and for cause.

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We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.
     No Stockholder Action by Written Consent
          Our certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board of directors.
     Call of Special Meetings
          Our bylaws provide that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board and not the stockholders.
     Advance Notice Requirements for Stockholder Proposals and Director Nominations
          Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was first mailed to Mariner’s stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. With respect to other business to be brought before a meeting of stockholders, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
     No Cumulative Voting
          The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly precludes cumulative voting.
     Authorized but Unissued Shares
          Our certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval and does not preclude the future issuance without stockholder approval of the authorized but unissued shares of our common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Mariner by means of a proxy contest, tender offer, merger or otherwise.
     Delaware Business Opportunity Statute
          As permitted by Section 122(17) of the Delaware General Corporation Law, our certificate of incorporation provides that Mariner renounces any interest or expectancy in any business opportunity or transaction in which any of our original institutional investors or their affiliates participate or seek to participate. Nothing contained in our

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certificate of incorporation, however, is intended to change any obligation or duty that a director may have with respect to confidential information of Mariner or prohibit Mariner from pursuing any corporate opportunity.
     Amendments to our Certificate of Incorporation and Bylaws
          Pursuant to the Delaware General Corporation Law and our certificate of incorporation, certain anti-takeover provisions of our certificate of incorporation may not be repealed or amended, in whole or in part, without the approval of at least 80% of the outstanding stock entitled to vote.
          Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our certificate of incorporation also provides that our bylaws can be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.
     Delaware Anti-Takeover Statute
          We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, this section prevents certain Delaware companies under certain circumstances, from engaging in a “business combination” with (1) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (2) an affiliate of an interested stockholder; or (3) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of our assets.
Transfer Agent and Registrar
          Our transfer agent and registrar for our common stock is The Continental Stock Transfer & Trust Company.
REGISTRATION RIGHTS
          We entered into a registration rights agreement in connection with our private equity placement in March 2005. In the registration rights agreement we agreed, for the benefit of FBR, the purchasers of our common stock in the private equity placement, MEI Acquisitions Holdings, LLC and holders of the common stock issued under our Equity Participation Plan, as amended, or Stock Incentive Plan, that we will, at our expense:
•	file with the SEC, within 210 days after the closing date of the private equity placement, a registration statement (a “shelf registration statement”);

•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing;

•	continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:
o	the sale of all of the shares of common stock covered by the shelf registration statement pursuant to a registration statement;

o	the sale, transfer or other disposition of all of the shares of common stock covered by the shelf registration statement or pursuant to Rule 144 under the Securities Act;

o	such time as all of the shares of our common stock sold in this offering and covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

o	the shares have been sold to us or any of our subsidiaries; or

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o	the second anniversary of the initial effective date of the shelf registration statement.
          We have filed the registration statement of which this prospectus is a part to satisfy our obligations under the registration rights agreement with respect to common stock issued in the private equity placement and under our Equity Participation Plan, as amended. We have filed a Form S-8 registration statement to cover shares of our common stock issuable under our Stock Incentive Plan.
          Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the shelf registration statement of which this prospectus is a part (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:
•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the shelf registration statement would have a material adverse effect on our initial public offering;

•	a majority of our board of directors, in good faith, determines that (1) the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us; (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; or (3) either (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

•	a majority of our board of directors, in good faith, determines, that we are required by law, rule or regulation to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.
          The cumulative blackout periods in any 12 month period commencing on the closing of the private equity placement may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90-day period, except as a result of a review of any post-effective amendment by the SEC prior to declaring it effective; provided we have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective.
          A holder that sells our common stock pursuant to the shelf registration statement will be required to be named as a selling stockholder in this prospectus, as it may be amended or supplemented from time to time, and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock must deliver information to be used in connection with the shelf registration statement in order to have such holder’s shares of our common stock included in the shelf registration statement.
          Each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is a part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale

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of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.
          We have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common stock on the New York Stock Exchange, American Stock Exchange or The Nasdaq National Market (as soon as practicable, including seeking to cure in our listing or inclusion application any deficiencies cited by the exchange or market), and thereafter maintain the listing on such exchange.
LEGAL MATTERS
          The validity of the shares of Mariner common stock offered hereby will be passed upon by Baker Botts L.L.P., Houston, Texas.
EXPERTS
          The financial statements of Mariner Energy, Inc. as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006 and 2005, for the period from January 1, 2004 through March 2, 2004 (Pre-merger), and for the period from March 3, 2004 through December 31, 2004 (Post-merger) incorporated in this prospectus by reference from the Company’s Annual report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger of Mariner Energy, Inc.’s parent company on March 2, 2004) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
          The statements of revenues and direct operating expenses of the Forest Gulf of Mexico operations for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of such firm as experts in accounting and auditing.
INDEPENDENT PETROLEUM ENGINEERS
          The information included in or incorporated by reference into this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of Mariner as of December 31, 2004, 2005 and 2006 and prepared by or derived from estimates prepared by Ryder Scott Company, L.P., independent petroleum engineers. These estimates are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as experts in these matters.

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Part II

Information not required in prospectus

Item 14.	Other expenses of issuance and distribution

The following table sets forth expenses payable by Mariner in connection with the issuance and distribution of the securities being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates.

SEC registration fee	$	*
NASD filing fees		125,500
Listing fee		5,000
Legal fees and expenses		1,000,000
Printer fees		292,000
Transfer agent fees		18,000
Blue sky fees and expenses		19,000
Accounting fees and expenses		500,000
Fees and expenses of trustee and counsel		12,000
Rating agency fees		175,000
Miscellaneous		170,000

Total		$2,316,500

*	Applicable SEC registration fees have been deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933 and are not estimable at this time.

Item 15.	Indemnification of directors and officers

Our second amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under section 174 of the Delaware General Corporate Law (“DGCL”) for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our charter, will be limited to the fullest extent permitted by the amended DGCL. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our charter also contains indemnification rights for our directors and our officers. Specifically, the charter provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We have entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The registration rights agreement and purchase/placement agent agreement we entered into in connection with our earlier financings provide for the indemnification by the investors in those financings of our officers and directors for certain liabilities.

Item 16.	Exhibits*

Exhibit
Number		Description of Document

2	.1*	Agreement and Plan of Merger dated as of September 9, 2005 among Forest Oil Corporation, SML Wellhead Corporation, Mariner Energy, Inc. and MEI Sub, Inc. (incorporated by reference to Exhibit 2.1 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
2	.2*	Letter Agreement dated as of February 3, 2006 among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
2	.3*	Letter Agreement, dated as of February 28, 2006, among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed on March 3, 2006).
2	.4*	Letter Agreement, dated April 12, 2006, among Forest Oil Corporation, Mariner Energy Resources, Inc., and Mariner Energy, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed on April 13, 2006).
3	.1*	Second Amended and Restated Certificate of Incorporation of Mariner Energy, Inc., as amended (incorporated by reference to Exhibit 3.1 to Mariner’s Registration Statement on Form S-8 (File No. 333-132800) filed on March 29, 2006).
3	.2*	Fourth Amended and Restated Bylaws of Mariner Energy, Inc. (incorporated by reference to Exhibit 3.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).
4.1		Form of Indenture among Mariner Energy, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, in respect of debt securities of Mariner Energy, Inc.
4	.2*	Indenture, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 25, 2006).

Exhibit
Number		Description of Document

4	.3*	Exchange and Registration Rights Agreement, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and the initial purchasers party thereto (incorporated by reference to Exhibit 4.2 to Mariner’s Form 8-K filed on April 25, 2006).
4	.4*	Amended and Restated Credit Agreement, dated as of March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto from time to time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and as Issuing Lender (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on March 3, 2006).
4	.5*	Amendment No. 1 and Consent, dated as of April 7, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 13, 2006).
4	.6*	Credit Agreement among Mariner Energy Inc., the Lenders party thereto and Union Bank of California, N.A., dated as of March 2, 2004 (incorporated by reference to Exhibit 4.5 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.7*	Amendment No. 1 and Assignment Agreement among Mariner Energy, Inc., Mariner Holdings, Inc., Mariner Energy LLC, the Lenders party thereto, and Union Bank of California, N.A., dated as of July 14, 2004 (incorporated by reference to Exhibit 4.6 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.8*	Waiver and Consent among Mariner Energy, Inc., Mariner Holdings, Inc., Mariner Energy LLC, the Union Bank of California, N.A. and the Lenders party thereto, dated December 29, 2004 (incorporated by reference to Exhibit 4.7 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.9*	Amendment No. 2 and Consent among Mariner Energy, Inc., Mariner Holdings, Inc., Mariner Energy LLC, the Lenders party thereto, and the Union Bank of California, N.A., dated February 7, 2005 (incorporated by reference to Exhibit 4.8 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.10*	Amendment No. 3 and Consent among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and the Union Bank of California, N.A., dated March 3, 2005 (incorporated by reference to Exhibit 4.9 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.11*	Amendment No. 4 among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and Union Bank of California, N.A., dated as of July 14, 2005 (incorporated by reference to Exhibit 4.10 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.12*	Amendment No. 5 among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and Union Bank of California, N.A., dated as of August 5, 2005 (incorporated by reference to Exhibit 4.11 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.13*	Amendment No. 6, Waiver and Agreement among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and Union Bank of California, N.A., dated as of January 20, 2006 (incorporated by reference to Exhibit 4.12 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
5.1		Opinion of Baker Botts L.L.P. regarding legality of securities being issued.
8.1		Opinion of Baker Botts L.L.P. regarding tax matters.

Exhibit
Number		Description of Document

10	.1*	Purchase Agreement, dated as of April 19, 2006, among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Resources, Inc., Mariner Energy Texas LP and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.2*	Form of Indemnification Agreement between Mariner Energy, Inc. and each of its directors and officers (incorporated by reference to Exhibit 10.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.3*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Amended and Restated Stock Incentive Plan for employees without employment agreements (incorporated by reference to Exhibit 10.5 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.4*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Amended and Restated Stock Incentive Plan for employees with employment agreements (incorporated by reference to Exhibit 10.6 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.5*	Form of Restricted Stock Agreement (directors) under Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
10	.6*	Form of Restricted Stock Agreement (employee with employment agreement) under Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
10	.7*	Form of Restricted Stock Agreement (employee without employment agreement) under Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
10	.8*	Mariner Energy, Inc. Equity Participation Plan, effective March 11, 2005 (incorporated by reference to Exhibit 10.10 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.9*	First Amendment to Mariner Energy, Inc. Equity Participation Plan, effective as of March 16, 2006 (incorporated by reference to Exhibit 10.11 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.10*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees with employment agreements (incorporated by reference to Exhibit 10.12 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.11*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees without employment agreements (incorporated by reference to Exhibit 10.13 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.12*	Form of Nonstatutory Stock Option Agreement for certain employees of Mariner Energy, Inc. or Mariner Energy Resources, Inc. who formerly held unvested options issued by Forest Oil Corporation (incorporated by reference to Exhibit 10.14 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.13*	Employment Agreement by and between Mariner Energy, Inc. and Scott D. Josey, dated February 7, 2005 (incorporated by reference to Exhibit 10.15 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).

Exhibit
Number		Description of Document

10	.14*	Employment Agreement by and between Mariner Energy, Inc. and Dalton F. Polasek, dated February 7, 2005 (incorporated by reference to Exhibit 10.16 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.15*	Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated February 7, 2005 (incorporated by reference to Exhibit 10.17 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.16*	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.18 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.17*	Second Amended and Restated Employment Agreement by and between Mariner Energy, Inc., Mariner Energy Resources, Inc. and Judd Hansen, dated June 8, 2006 (incorporated by reference to Exhibit 10.19 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.18*	Employment Agreement by and between Mariner Energy, Inc. and Teresa Bushman, dated February 7, 2005 (incorporated by reference to Exhibit 10.20 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.19*	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Teresa G. Bushman, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.21 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.20*	Employment Agreement by and between Mariner Energy, Inc. and Ricky G. Lester, dated February 7, 2005 (incorporated by reference to Exhibit 10.22 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.21*	Consulting Agreement between Mariner Energy, Inc. and Ricky G. Lester, dated effective August 16, 2006 (incorporated by reference to Exhibit 10.23 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.22*	Registration Rights Agreement among Mariner Energy, Inc. and each of the investors identified therein, dated March 11, 2005 (incorporated by reference to Exhibit 10.24 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.23*	Amendment No. 2, dated as of October 13, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by Reference to Exhibit 4.1 to Mariner’s current report on Form 8-K filed on October 18, 2006).
10	.24*	Employment Agreement, by and between Mariner Energy, Inc. and John H. Karnes, dated as of October 16, 2006 (incorporated by reference to Exhibit 10.1 to Mariner’s current report on Form 8-K filed on October 18, 2006).
10	.25*	Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan, effective as of February 6, 2007 (incorporated by reference to Exhibit 10.3 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
10	.26*	Amendment No. 3 and Consent, dated as of April 23, 2007, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders (as defined in the Amended and Restated Credit Agreement, dated as of March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto from time to time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and as Issuing Lender), and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 23, 2007).

Exhibit
Number		Description of Document

12*		Statement Regarding the Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
21*		List of subsidiaries (incorporated by reference to Exhibit 21 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of KPMG LLP.
23	.3+	Consent of Ryder Scott Company, L.P.
23.4		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24		Power of Attorney (contained on the signature page hereto).
25.1		Statement of Eligibility and Qualification on Form T-1 of Wells Fargo Bank, N.A., as trustee.

*	Incorporated by reference as indicated.

+	Previously filed.

Mariner will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities and guarantees of debt securities, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel as to certain tax matters relative to the securities offered hereby.

Item 17.	Undertakings

(a) The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and 1(iii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

Each undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by such undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.

(b) The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 23, 2007.

Mariner Energy, Inc.

By:	/s/ Scott D. Josey
Scott D. Josey
Chairman of the Board, Chief Executive
Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 23, 2007. Each person whose signature appears below constitutes and appoints Scott D. Josey, John H. Karnes and Teresa G. Bushman, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Scott D. Josey Scott D. Josey	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ John H. Karnes John H. Karnes	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Bernard Aronson Bernard Aronson	Director

/s/ Alan R. Crain Alan R. Crain, Jr.	Director

/s/ Jonathan Ginns Jonathan Ginns	Director

/s/ John F. Greene John F. Greene	Director

/s/ H. Clayton Peterson H. Clayton Peterson	Director

/s/ John L. Schwager John L. Schwager	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 23, 2007.

Mariner Energy Resources, Inc.

By:	/s/ Scott D. Josey
Scott D. Josey
Chairman of the Board, Chief Executive
Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 23, 2007. Each person whose signature appears below constitutes and appoints Scott D. Josey, John H. Karnes and Teresa G. Bushman, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Scott D. Josey Scott D. Josey	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ John H. Karnes John H. Karnes	Director and Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Dalton F. Polasek Dalton F. Polasek	Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 23, 2007.

Mariner LP LLC

By: Mariner Energy, Inc., its sole member

By:	/s/ Scott D. Josey
Scott D. Josey
Chairman of the Board, Chief Executive
Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 23, 2007. Each person whose signature appears below constitutes and appoints Scott D. Josey, John H. Karnes and Teresa G. Bushman, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Scott D. Josey Scott D. Josey	Chairman of the Board, Chief Executive Officer and President of Mariner Energy, Inc. (Principal Executive Officer)

/s/ John H. Karnes John H. Karnes	Senior Vice President, Chief Financial Officer and Treasurer of Mariner Energy, Inc. (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 23, 2007.

Mariner Energy Texas LP

Mariner Energy, Inc., its general partner

By:	/s/ Scott D. Josey
Scott D. Josey
Chairman of the Board, Chief Executive
Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 23, 2007. Each person whose signature appears below constitutes and appoints Scott D. Josey, John H. Karnes and Teresa G. Bushman, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Scott D. Josey Scott D. Josey	Chairman of the Board, Chief Executive Officer and President of Mariner Energy, Inc. (Principal Executive Officer)

/s/ John H. Karnes John H. Karnes	Senior Vice President, Chief Financial Officer and Treasurer of Mariner Energy, Inc. (Principal Financial and Accounting Officer)

/s/ Bernard Aronson Bernard Aronson	Director of Mariner Energy, Inc.

/s/ Alan R. Crain Alan R. Crain, Jr.	Director of Mariner Energy, Inc.

/s/ Jonathan Ginns Jonathan Ginns	Director of Mariner Energy, Inc.

/s/ John F. Greene John F. Greene	Director of Mariner Energy, Inc.

/s/ H. Clayton Peterson H. Clayton Peterson	Director of Mariner Energy, Inc.

/s/ John L. Schwager John L. Schwager	Director of Mariner Energy, Inc

EXHIBIT INDEX

Exhibit
Number		Description of Document

2	.1*	Agreement and Plan of Merger dated as of September 9, 2005 among Forest Oil Corporation, SML Wellhead Corporation, Mariner Energy, Inc. and MEI Sub, Inc. (incorporated by reference to Exhibit 2.1 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
2	.2*	Letter Agreement dated as of February 3, 2006 among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
2	.3*	Letter Agreement, dated as of February 28, 2006, among Forest Oil Corporation, Forest Energy Resources, Inc., Mariner Energy, Inc. and MEI Sub, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed on March 3, 2006).
2	.4*	Letter Agreement, dated April 12, 2006, among Forest Oil Corporation, Mariner Energy Resources, Inc., and Mariner Energy, Inc. amending the transaction agreements (incorporated by reference to Exhibit 2.1 to Mariner’s Form 8-K filed on April 13, 2006).
3	.1*	Second Amended and Restated Certificate of Incorporation of Mariner Energy, Inc., as amended (incorporated by reference to Exhibit 3.1 to Mariner’s Registration Statement on Form S-8 (File No. 333-132800) filed on March 29, 2006).
3	.2*	Fourth Amended and Restated Bylaws of Mariner Energy, Inc. (incorporated by reference to Exhibit 3.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-129096) filed on October 18, 2005).
4.1		Form of Indenture among Mariner Energy, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, in respect of debt securities of Mariner Energy, Inc.
4	.2*	Indenture, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 25, 2006).
4	.3*	Exchange and Registration Rights Agreement, dated as of April 24, 2006, among Mariner Energy, Inc., the guarantors party thereto and the initial purchasers party thereto (incorporated by reference to Exhibit 4.2 to Mariner’s Form 8-K filed on April 25, 2006).
4	.4*	Amended and Restated Credit Agreement, dated as of March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto from time to time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and as Issuing Lender (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on March 3, 2006).
4	.5*	Amendment No. 1 and Consent, dated as of April 7, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 13, 2006).
4	.6*	Credit Agreement among Mariner Energy Inc., the Lenders party thereto and Union Bank of California, N.A., dated as of March 2, 2004 (incorporated by reference to Exhibit 4.5 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.7*	Amendment No. 1 and Assignment Agreement among Mariner Energy, Inc., Mariner Holdings, Inc., Mariner Energy LLC, the Lenders party thereto, and Union Bank of California, N.A., dated as of July 14, 2004 (incorporated by reference to Exhibit 4.6 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).

Exhibit
Number		Description of Document

4	.8*	Waiver and Consent among Mariner Energy, Inc., Mariner Holdings, Inc., Mariner Energy LLC, the Union Bank of California, N.A. and the Lenders party thereto, dated December 29, 2004 (incorporated by reference to Exhibit 4.7 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.9*	Amendment No. 2 and Consent among Mariner Energy, Inc., Mariner Holdings, Inc., Mariner Energy LLC, the Lenders party thereto, and the Union Bank of California, N.A., dated February 7, 2005 (incorporated by reference to Exhibit 4.8 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.10*	Amendment No. 3 and Consent among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and the Union Bank of California, N.A., dated March 3, 2005 (incorporated by reference to Exhibit 4.9 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.11*	Amendment No. 4 among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and Union Bank of California, N.A., dated as of July 14, 2005 (incorporated by reference to Exhibit 4.10 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.12*	Amendment No. 5 among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and Union Bank of California, N.A., dated as of August 5, 2005 (incorporated by reference to Exhibit 4.11 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
4	.13*	Amendment No. 6, Waiver and Agreement among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Texas LP, the Lenders party thereto, and Union Bank of California, N.A., dated as of January 20, 2006 (incorporated by reference to Exhibit 4.12 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
5.1		Opinion of Baker Botts L.L.P. regarding legality of securities being issued.
8.1		Opinion of Baker Botts L.L.P. regarding tax matters.
10	.1*	Purchase Agreement, dated as of April 19, 2006, among Mariner Energy, Inc., Mariner LP LLC, Mariner Energy Resources, Inc., Mariner Energy Texas LP and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.2*	Form of Indemnification Agreement between Mariner Energy, Inc. and each of its directors and officers (incorporated by reference to Exhibit 10.2 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.3*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Amended and Restated Stock Incentive Plan for employees without employment agreements (incorporated by reference to Exhibit 10.5 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.4*	Form of Non-Qualified Stock Option Agreement, Mariner Energy, Inc. Amended and Restated Stock Incentive Plan for employees with employment agreements (incorporated by reference to Exhibit 10.6 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.5*	Form of Restricted Stock Agreement (directors) under Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
10	.6*	Form of Restricted Stock Agreement (employee with employment agreement) under Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).

Exhibit
Number		Description of Document

10	.7*	Form of Restricted Stock Agreement (employee without employment agreement) under Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
10	.8*	Mariner Energy, Inc. Equity Participation Plan, effective March 11, 2005 (incorporated by reference to Exhibit 10.10 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.9*	First Amendment to Mariner Energy, Inc. Equity Participation Plan, effective as of March 16, 2006 (incorporated by reference to Exhibit 10.11 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.10*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees with employment agreements (incorporated by reference to Exhibit 10.12 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.11*	Form of Restricted Stock Agreement, Mariner Energy, Inc. Equity Participation Plan for employees without employment agreements (incorporated by reference to Exhibit 10.13 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.12*	Form of Nonstatutory Stock Option Agreement for certain employees of Mariner Energy, Inc. or Mariner Energy Resources, Inc. who formerly held unvested options issued by Forest Oil Corporation (incorporated by reference to Exhibit 10.14 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.13*	Employment Agreement by and between Mariner Energy, Inc. and Scott D. Josey, dated February 7, 2005 (incorporated by reference to Exhibit 10.15 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.14*	Employment Agreement by and between Mariner Energy, Inc. and Dalton F. Polasek, dated February 7, 2005 (incorporated by reference to Exhibit 10.16 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.15*	Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated February 7, 2005 (incorporated by reference to Exhibit 10.17 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.16*	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Michiel C. van den Bold, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.18 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.17*	Second Amended and Restated Employment Agreement by and between Mariner Energy, Inc., Mariner Energy Resources, Inc. and Judd Hansen, dated June 8, 2006 (incorporated by reference to Exhibit 10.19 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.18*	Employment Agreement by and between Mariner Energy, Inc. and Teresa Bushman, dated February 7, 2005 (incorporated by reference to Exhibit 10.20 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.19*	Amendment to Employment Agreement by and between Mariner Energy, Inc. and Teresa G. Bushman, dated as of June 8, 2006 (incorporated by reference to Exhibit 10.21 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.20*	Employment Agreement by and between Mariner Energy, Inc. and Ricky G. Lester, dated February 7, 2005 (incorporated by reference to Exhibit 10.22 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).

Exhibit
Number		Description of Document

10	.21*	Consulting Agreement between Mariner Energy, Inc. and Ricky G. Lester, dated effective August 16, 2006 (incorporated by reference to Exhibit 10.23 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.22*	Registration Rights Agreement among Mariner Energy, Inc. and each of the investors identified therein, dated March 11, 2005 (incorporated by reference to Exhibit 10.24 to Mariner’s Registration Statement on Form S-4 (File No. 333-137441) filed on September 19, 2006).
10	.23*	Amendment No. 2, dated as of October 13, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by Reference to Exhibit 4.1 to Mariner’s current report on Form 8-K filed on October 18, 2006).
10	.24*	Employment Agreement, by and between Mariner Energy, Inc. and John H. Karnes, dated as of October 16, 2006 (incorporated by reference to Exhibit 10.1 to Mariner’s current report on Form 8-K filed on October 18, 2006).
10	.25*	Mariner Energy, Inc. Second Amended and Restated Stock Incentive Plan, effective as of February 6, 2007 (incorporated by reference to Exhibit 10.3 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
10	.26*	Amendment No. 3 and Consent, dated as of April 23, 2007, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders (as defined in the Amended and Restated Credit Agreement, dated as of March 2, 2006, among Mariner Energy, Inc. and Mariner Energy Resources, Inc., as Borrowers, the Lenders party thereto from time to time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and as Issuing Lender), and Union Bank of California, N.A., as Administrative Agent for such Lenders and as Issuing Lender for such Lenders (incorporated by reference to Exhibit 4.1 to Mariner’s Form 8-K filed on April 23, 2007).
12*		Statement Regarding the Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
21*		List of subsidiaries (incorporated by reference to Exhibit 21 to Mariner’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007).
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of KPMG LLP.
23	.3+	Consent of Ryder Scott Company, L.P.
23.4		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24		Power of Attorney (contained on the signature page hereto).
25.1		Statement of Eligibility and Qualification on Form T-1 of Wells Fargo Bank, N.A., as trustee.

*	Incorporated by reference as indicated.

+	Previously filed.

Mariner will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities and guarantees of debt securities, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel as to certain tax matters relative to the securities offered hereby.